SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ViroLogic, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1
PROPOSAL 2
PROPOSAL 3
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
FINANCIAL INFORMATION REGARDING THE COMPANY
Quantitative and Qualitative Disclosures About Market Risk
OTHER MATTERS
CONDENSED STATEMENTS OF OPERATIONS
CONDENSED STATEMENTS OF CASH FLOWS
NOTES TO CONDENSED FINANCIAL STATEMENTS

VIROLOGIC, INC.

345 Oyster Point Boulevard
South San Francisco, California 94080

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On                         , 2003

To the Stockholders of ViroLogic, Inc.:

      Notice is hereby given that a Special Meeting of Stockholders of ViroLogic, Inc., a Delaware corporation (the “Company”), will be held on                     , 2003, at      :      a.m. local time at 345 Oyster Point Boulevard, South San Francisco, California 94080 for the following purposes:

1. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 60,000,000 shares to 100,000,000 shares.

2. To ratify and approve the terms of the Company’s Series C Preferred Stock financing as described in the Proxy Statement accompanying this Notice, including, without limitation, the conversion of certain secured convertible promissory notes issued by the Company to prior Series B Preferred stockholders into an aggregate of 1,204.6 shares of the Company’s Series C Convertible Preferred Stock, and the issuance of warrants to purchase shares of the Company’s Common Stock in exchange for currently outstanding warrants to purchase shares of the Company’s Common Stock.

3. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the Certificate of Designations, Rights and Preferences for the Series C Convertible Preferred Stock to (i) provide that any premium payments due thereunder may be paid in either cash or shares of Common Stock at the option of the Company, and (ii) include anti-dilution provisions substantially identical to those applicable with respect to the Company’s Series A Convertible Preferred Stock.

4. To conduct any other business properly brought before the meeting.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      The Board of Directors has fixed the close of business on December 6, 2002, as the record date for the determination of stockholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

KATHY HIBBS

General Counsel and Secretary

South San Francisco, California

                    , 200

All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

VIROLOGIC, INC.

345 Oyster Point Boulevard
South San Francisco, California 94080

PROXY STATEMENT

FOR SPECIAL MEETING OF STOCKHOLDERS

                    , 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      The enclosed proxy is solicited on behalf of the Board of Directors of ViroLogic, Inc., a Delaware corporation (the “Company”), for use at the Special Meeting of Stockholders to be held on                     , 2003, at      :      a.m. local time (the “Special Meeting”), or at any adjournment or postponement of that meeting, for the purposes set forth herein and in the foregoing Notice of Special Meeting. The Special Meeting will be held at 345 Oyster Point Boulevard, South San Francisco, California 94080. The Company intends to mail this proxy statement and accompanying proxy card on or about                     , 200     , to all stockholders entitled to vote at the Special Meeting.

Solicitation

      The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to holders of common stock of the Company (the “Common Stock”). Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Georgeson Shareholder (“Georgeson”). No additional compensation will be paid to directors, officers or other regular employees for such services, but Georgeson will be paid its customary fee, estimated to be about $12,000, if it renders solicitation services.

Voting Rights and Outstanding Shares

      Other than as described below with respect to Proposal 3, only holders of record of Common Stock at the close of business on December 6, 2002 will be entitled to notice of and to vote at the Special Meeting. At the close of business on December 6, 2002 the Company had outstanding and entitled to vote 28,083,730 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Special Meeting.

      With respect to Proposal 3, each holder of record of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred”) on December 6, 2002 will be entitled to notice of the Special Meeting and to one vote for each share of Series C Preferred held. As of December 6, 2002, 706 shares of Series C Preferred were outstanding and entitled to vote.

      Holders of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) are not entitled to vote such shares of Series A Preferred on any of the proposals described in this Proxy Statement.

      A quorum of stockholders is necessary to hold a valid meeting. With respect to Proposals 1 and 2, a quorum will be present if at least a majority of the outstanding shares of Common Stock are represented by votes at the meeting or by proxy. With respect to Proposal 3, a quorum will be present if at least a majority of the outstanding shares of Common Stock and at least a majority of the outstanding shares of Series C Preferred are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. (A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions.)) Abstentions will be counted towards the vote total for each proposal, and will have the same effect as negative votes.

Voting Via the Internet or by Telephone

      Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than the Company’s proxy card.

      A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the means to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program, you may grant a proxy to vote those shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or via the Internet at ADP Investor Communication Services’ web site at http://www.proxyvote.com.

      The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

Revocability of Proxies

      Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 345 Oyster Point Boulevard, South San Francisco, California 94080, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke your proxy or vote at the meeting, you must follow the instructions provided to you by the record holder and/or obtain from the record holder a proxy issued in your name. Attendance at the meeting will not, by itself, revoke a proxy.

Dissenters’ Rights of Appraisal

      Under the laws of the State of Delaware and the Company’s charter documents, stockholders will not have the right to dissent and obtain payment for their shares in connection with any of the proposals to be voted upon at the Special Meeting.

Stockholder Proposals

      The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2003 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission was December 9, 2002. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so not later than the close of business on March 17, 2003 nor earlier than the close of business on February 15, 2003. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
OF COMMON STOCK

      On December 5, 2002, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Company’s existing Amended and Restated Certificate of Incorporation (the “Amendment”). The Amendment will increase the authorized number of shares of Common Stock from 60,000,000 shares to 100,000,000 shares.

      The additional Common Stock to be authorized by adoption of the Amendment would have rights identical to the currently outstanding Common Stock. Adoption of the Amendment and issuance of the Common Stock would not affect the rights of the holders of currently outstanding Common Stock and preferred stock of the Company (the “Preferred Stock”), except for effects incidental to increasing the number of shares of Common Stock outstanding, such as dilution of the earnings per share and voting rights of current holders of Common Stock. If the Amendment is adopted, it will become effective upon filing of a Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Background

      The Company has funded its operations since inception primarily through public and private sales of Common Stock and Preferred Stock, equipment financing arrangements and product sales. In particular, since its initial public offering in May 2000, the Company has obtained financing to fund operations through the sale and issuance, on four separate occasions, of shares of Preferred Stock that are convertible into Common Stock and warrants to purchase Common Stock.

      As of November 13, 2002, there were approximately 24.8 million shares of Common Stock outstanding. In addition, the Company had reserved an additional approximately 7.2 million shares to cover the conversion of the Preferred Stock then outstanding, and had an additional approximately 11.8 million shares reserved for issuance pursuant to its equity incentive plan, its employee stock purchase plan, options granted outside of its equity incentive plan, and outstanding warrants. Thus, as of November 13, 2002, the Company had approximately 16.2 million shares of Common Stock available for issuance.

      In order to make sufficient shares available to allow the Company to obtain additional equity financing, and to secure the consent of the holders of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred”) to the Financing (as described in Proposal 2 below), on November 19, 2002 the Company repurchased all of the outstanding shares of its Series B Preferred in exchange for short term convertible secured promissory notes (the “Notes”). The Notes have an interest rate of 8% per annum and have a scheduled maturity date of March 19, 2003. In addition, the debt represented by the Notes is secured by substantially all of the assets of the Company. As described below, if Proposal 1 and Proposal 2 are approved, the Notes will automatically convert into shares of Series C Preferred.

      As a result of the repurchase of the outstanding Series B Preferred, the Company was no longer required to reserve approximately 4.4 million shares of Common Stock that had been reserved for issuance upon conversion of the Series B Preferred. In addition, several executive officers of the Company agreed to forego the exerciseability of certain stock options until the stockholders approve this Proposal 1. Together these actions resulted in the availability of a sufficient number of shares of Common Stock such that the Company was able to: (i) issue and sell 706 shares of Series C Preferred, convertible into approximately 5.8 million shares of Common Stock; (ii) issue warrants to purchase an aggregate of approximately 4.4 million shares of Common Stock to the purchasers of the Series C Preferred; (iii) issue and sell approximately 2.6 million shares of Common Stock to an affiliate of Pfizer, Inc.; and (iv) provide for the reservation of approximately 7.1 million additional shares of Common Stock, which became issuable upon the conversion of the Series A Preferred and upon the exercise of warrants held by the purchasers of the Series A Preferred, as a result of anti-dilution provisions triggered in connection with the sale of the Series C Preferred and corresponding warrants.

      As a result of all of the foregoing events, as of November 26, 2002, the Company had approximately 700,000 shares of authorized, unissued and unreserved shares of Common Stock available for future issuance. However, in order to effect the conversion of the Notes into Series C Preferred and issue the accompanying warrants, the Company will need to authorize at least an additional approximately 12.7 million shares of authorized, unissued and unreserved common stock. If this Proposal 1 is not approved by the stockholders, the Company will not have sufficient shares available to permit the conversion of the Notes into Series C Preferred as described in Proposal 2 below, and the Notes will become due and payable on March 19, 2003. If this happens, the Company will need to secure additional financing to repay the Notes, which it may be unable to do on favorable terms, if at all. If the Company is unable to obtain additional funding to repay the Notes, there is substantial doubt about the Company’s ability to continue as a going concern.

      While the Company presently has no commitments to issue additional shares of Common Stock other than as described above, the Company is requesting that the stockholders approve the Amendment in order to:

•	make sufficient shares available to permit the automatic conversion of the Notes into Series C Preferred as described in Proposal 2 below, thereby eliminating the debt represented by the Notes and increasing the Series C Preferred; and

•	provide additional flexibility to use its capital stock for business and financial purposes in the future.

      The Company may wish to use the additional shares (in excess of those required to effect the conversion of the Notes) for a variety of purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies and expanding the Company’s business or product lines through the acquisition of other businesses or products.

      The additional shares of Common Stock that would become available for issuance if this Proposal 1 is adopted could also be used by the Company to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, the Board could strategically sell shares of Common Stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized Common Stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, stockholders should be aware that approval of proposal could facilitate future efforts by the Company to deter or prevent changes in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

      The Amendment increases the number of authorized shares of Common Stock by 40,000,000 shares from 60,000,000 shares to 100,000,000 shares. If this Proposal 1 and Proposal 2 below are both approved, the Notes will be automatically converted into Series C Preferred and the Company will issue new warrants to purchase Common Stock in exchange for warrants originally issued to the holders of Series B Preferred (the “Series B Holders”) in connection with their purchase of Series B Preferred, as discussed below in Proposal 2. This will result in approximately 12.7 million of these additional shares becoming immediately reserved. In addition, the restriction on the exercisability of stock options held by the Company’s executive officers described above would lapse, causing the shares underlying those stock options to once again be reserved. The remaining approximately 25.4 million shares would be available for future issuance.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote will be required to approve the Amendment. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.

The Board of Directors Recommends

A Vote in Favor of Proposal 1.

PROPOSAL 2

RATIFICATION AND APPROVAL OF FINANCING TRANSACTION

Background

      On November 14, 2002, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with several investors (collectively, the “Purchasers”), pursuant to which the Company agreed to issue and sell an aggregate of 706 shares of Series C Preferred (convertible, at the current conversion price of $1.21 per share, into approximately 5,834,711 shares of Common Stock), and warrants to purchase an aggregate of 4,376,033 shares of Common Stock at an exercise price of $1.11 per share (the “Warrants”), for an aggregate purchase price of $7,060,000. The closing occurred on November 19, 2002 and the Company received $7,060,000 in gross proceeds.

      Also on November 14, 2002, as a condition to the Purchasers’ execution of the Purchase Agreement, the Company entered into an Exchange Agreement (the “Exchange Agreement”) with all of the Series B Holders in order to increase the number of shares of Common Stock available for issuance and to secure their consent to the issuance of the Series C Preferred and the Warrants and the resulting impact on the Series B Preferred. Pursuant to the Exchange Agreement, on November 19, 2002, the Company repurchased all of the issued and outstanding Series B Preferred in exchange for the Notes. The aggregate principal amount of the Notes is approximately $12 million, which equalled the redemption price of the Series B Preferred, or 120% of the original purchase price of the Series B Preferred plus 120% of accrued and unpaid premiums thereon. The Notes have an interest rate of 8% per annum and have a scheduled maturity date of March 19, 2003. In addition, the debt represented by the Notes is secured by substantially all of the assets of the Company.

      Subject to and promptly following the approval of the Company’s stockholders of Proposal 1 described above and this Proposal 2 at the Special Meeting:

•	The principal amount of the Notes automatically will be converted (the “Note Conversion”) into an aggregate of 1,204.6 shares of Series C Preferred (which will then be convertible, at the current conversion price of $1.21 per share, into approximately 9,955,379 shares of Common Stock). At the time of the Note Conversion, an amount of accrued and unpaid interest then due on the Notes that is equal to the amount of all premiums previously paid by the Company to the holders of Series C Preferred in respect of the number of shares of Series C Preferred into which the Notes are convertible shall immediately become due and payable in cash. All remaining accrued and unpaid interest then due on the Notes shall be forgiven.

•	The Series B Holders will receive warrants (the “Replacement Warrants”) to purchase an aggregate of 4,979,747 shares of Common Stock, at an exercise price equal to the then applicable exercise price of the Warrants, in exchange for the warrants originally issued to the Series B Holders in connection with their purchase of Series B Preferred. As of November 13, 2002, those original warrants were exercisable for an aggregate of 2,203,953 shares of Common Stock at an exercise price of $2.508 per share (the “Warrant Exchange”).

      The Purchasers consisted of a limited number of accredited investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Act”). The conversion of the Notes into Series C Preferred and the issuance of the Replacement Warrants (and the issuance of Common Stock upon conversion or exercise, respectively, thereof, and the issuance of any additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred and Replacement Warrants) was and will be conducted in reliance on Regulation D, which offers an exemption from the registration requirements under the Act.

      The transactions contemplated by the Purchase Agreement and the Exchange Agreement are referred to in this Proxy Statement as the “Financing”. The terms of the Series C Preferred, the Warrants, the Notes and the Replacement Warrants are described in more detail under the heading “Terms of the Financing” below.

      Although stockholder approval was not required to consummate the transactions contemplated by the Purchase Agreement, stockholders are being asked in this Proposal 2 to ratify and approve the entire Financing, including the Note Conversion and the Warrant Exchange, on the terms and conditions outlined below. If such approval is obtained, the Note Conversion and the Warrant Exchange are expected to occur as soon after the Special Meeting as practicable.

      If this Proposal 2 is not approved by the stockholders, the terms of the Purchase Agreement and the transactions completed pursuant to the Purchase Agreement will not be effected. However, if Proposal 1 or Proposal 2 is not approved, the Notes will not be converted and will become due and payable on March 19, 2003. If this happens the Company will need to secure additional financing to repay the Notes, which it may be unable to do on favorable terms, if at all. If the Company is unable to obtain additional funding to repay the Notes, there is substantial doubt about the Company’s ability to continue as a going concern.

Reasons for the Financing

      The primary reason for the Financing was to raise additional capital in order to enable the Company to continue to implement its current business plan. As a result of the Financing, the Company received approximately $7.1 million in gross proceeds (approximately $6.3 million in net proceeds after deducting advisory fees, printing costs, proxy solicitation and legal and accounting fees). The Company plans to use the funds raised to support and enhance ongoing commercial activities and for general administrative expenses, capital expenditures and working capital.

      Another reason for the Financing was to bring the Company into compliance with Rule 4450(a)(3) of the Rules of the National Association of Securities Dealers, Inc. (“Nasdaq Marketplace Rules”) and reduce the risk of the delisting of the Company’s securities. The Common Stock is currently quoted on the NASDAQ Stock Market, Inc.’s National Market (the “National Market”). In order for the Common Stock to continue to be quoted on the National Market, the Company must satisfy various listing maintenance standards established by NASDAQ. Among other things, these standards require the Company to have stockholders’ equity of at least $10 million.

      The Company currently does not have stockholders’ equity of $10 million. This is in part because the Series A Preferred and Series B Preferred are and were principally accounted for as debt rather than equity on the Company’s balance sheet. The Financing is designed to increase the Company’s stockholders’ equity in two ways.

•	The proceeds from the sale of the Series C Preferred pursuant to the Purchase Agreement directly increased the Company’s stockholders’ equity because the Series C Preferred is reflected on the Company’s balance sheet as equity, rather than debt.

•	The repurchase of the Series B Preferred in exchange for the Notes and, if Proposal 1 and Proposal 2 are approved, the subsequent Note Conversion, will further increase stockholders’ equity. The Series B Preferred and the Notes, which were and are reflected on the Company’s balance sheet as debt, will be replaced by shares of Series C Preferred, which will be reflected on the Company’s balance sheet as equity.

      If Proposal 1 and this Proposal 2 are approved by the stockholders, the Company estimates that, based on current revenue and cost projections, as of February 28, 2003 the Company will have more than $13 million in stockholders’ equity.

Why We Need Stockholder Approval

      In order to realize the expected benefits of the Financing as outlined above, the Company would have completed the Note Conversion and the Warrant Exchange concurrently with the closing of the sale and issuance of the Series C Preferred on November 19, 2002. Under Delaware law, the Company may complete the Note Conversion and the Warrant Exchange without the approval of its stockholders. However, as discussed in connection with Proposal 1 above, the Company did not have a sufficient number of shares of its Common Stock authorized in order to complete all aspects of the Financing.

      In addition, NASDAQ has taken the position that the Note Conversion and Warrant Exchange (and the issuance of shares of Common Stock upon conversion or exercise, respectively, thereof, including the issuance of any additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred and Replacement Warrants) are subject to stockholder approval pursuant to Rule 4350(i) of the Nasdaq Marketplace Rules (the “20% Rule”). The 20% Rule requires companies that are listed on the National Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than twenty percent of the common stock or voting power of the Company outstanding prior to the issuance.

      The conversion of the Notes into Series C Preferred and the issuance of the Replacement Warrants (and the issuance of shares of Common Stock issuable upon conversion of the Series C Preferred and exercise of the Replacement Warrants (the “Conversion Shares”)) will result in the issuance of common stock (or securities convertible into common stock) constituting more than twenty percent of the shares outstanding immediately prior to the Financing. Moreover, the effective price of the Conversion Shares may be deemed to be below the market price of the Common Stock at the time of issuance of the Series B Preferred. NASDAQ has taken the position that stockholder approval of the Note Conversion and Warrant Exchange will therefore be required in order to permit the issuance of the Replacement Warrants, the issuance of the Series C Preferred upon conversion of the Notes and the issuance of the Conversion Shares (including any additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series C Preferred and Replacement Warrants). Thus, the Company is seeking stockholder approval of the Financing prior and as a condition to the Note Conversion and Warrant Exchange.

Consequences of Approval or Non-Approval

      If Proposal 1 above is approved by the Company’s stockholders, the Company will have sufficient shares of Common Stock authorized and available to complete the Note Conversion and the Warrant Exchange. If this Proposal 2 is also approved, then the Note Conversion and the Warrant Exchange will occur promptly following the Special Meeting.

      If the stockholders fail to approve Proposal 1 or this Proposal 2, the Notes will not automatically convert to Series C Preferred and will become due and payable on March 19, 2003. If this happens the Company will need to secure additional financing to repay the Notes, which it may be unable to do on favorable terms, if at all. If the Company is unable to obtain additional funding to repay the Notes, there is substantial doubt about the Company’s ability to continue as a going concern. As the approximately $12 million debt represented by the Notes is secured by substantially all of the assets of the Company, if the Company fails to pay the Notes when due, the holders thereof may choose to foreclose on the security interest. In addition, if the stockholders fail to approve this Proposal 2, and the Notes do not convert to Series C Preferred, the Company will continue to fail to meet the stockholders’ equity requirement of the Nasdaq Marketplace Rules.

      If the Company fails to meet the stockholders’ equity requirement, NASDAQ may delist the Common Stock from trading on the National Market. In that event, the Company may be eligible to have shares of Common Stock listed for trading on The NASDAQ Stock Market Inc.’s SmallCap Market (the “SmallCap Market”), the OTC Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient and less broad-based than the National Market. In addition, if at any time the Company is not listed on the National Market, the SmallCap Market, the American Stock Exchange, or the New York Stock Exchange, then the outstanding shares of Series A Preferred are subject to redemption at the option of the holders thereof. As of December 6, 2002, the aggregate redemption amount of the Series A Preferred was approximately $6.9 million.

      While the Company believes the Financing, including the Note Conversion, may be sufficient to prevent NASDAQ from delisting its Common Stock from the National Market, the Financing alone may not be sufficient, as the Company would also need to satisfy additional maintenance criteria for the Common Stock to remain eligible for continued listing on the National Market. The Company believes that it satisfies these other maintenance criteria as of December 6, 2002. There can be no assurance, however, that the Company will continue to be successful in meeting all requisite maintenance criteria.

      In order to repay the Notes when due and continue to remain listed on the National Market, the Company would be required to obtain additional financing and alternative means of increasing stockholders’ equity. To the extent the Company were to issue and sell more shares of its capital stock in order to increase stockholders’ equity or repay the Notes, such sales would result in additional dilution for the Company’s existing stockholders and may be on undesirable terms. Alternatively, if Proposal 1 is approved, the Board of Directors may determine to proceed (with the consent of the holders of the Preferred Stock and the holders of the Notes) with the Note Conversion. If any of these alternatives were to be pursued, the Company may no longer qualify for inclusion on the National Market or any other market. They could also potentially trigger a redemption of the Series A Preferred and/or Series C Preferred.

Terms of the Financing

      The principal terms of the Financing, including the rights, preferences and privileges of the Series C Preferred and a description of the Notes, Warrants and Replacement Warrants, are summarized below. Copies of (i) the Purchase Agreement, (ii) the Exchange Agreement, (iii) the Certificate of Designations, Privileges and Rights of the Series C Preferred (the “Series C Certificate of Designation”), (iv) the form of the Notes, (v) the form of the Warrants, (vi) the form of the Replacement Warrants, (vii) the Registration Rights Agreement between the Company and the Purchasers dated as of November 14, 2002 (the “Registration Rights Agreement”), (viii) the Security Agreement between the Company and the collateral agent for the holders of the Notes dated as of November 14, 2002 (the “Security Agreement”) and (ix) the Intellectual Property Security Agreement between the Company and the collateral agent for the holders of the Notes dated as of November 14, 2002 (the “IP Security Agreement”) (collectively, (i) through (ix) above are referred to as the “Financing Documents”) have been filed by the Company as exhibits to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2002, and we encourage you to review the full text of the Financing Documents.

Terms of Series C Convertible Secured Promissory Notes

      Aggregate Principal Amount.     The aggregate principal amount of the Notes is $12,045,987.94, which was equal to the redemption price of the Series B Preferred, or 120% of the original purchase price of the Series B Preferred, plus 120% of accrued unpaid premiums thereon.

      Interest Rate.     The Notes have an interest rate of 8% per annum.

      Maturity Date.     The Notes have a scheduled maturity date of March 19, 2003.

      Security.     The debt represented by the Notes is secured by substantially all of the assets of the Company pursuant to the Security Agreement and the IP Security Agreement.

      Conversion Price.     The Notes are convertible into Series C Preferred at a rate of $10,000 per share of Series C Preferred.

      Mandatory Conversion.     Subject to stockholder approval of Proposal 1 above and this Proposal 2, the principal amount of each Note shall be automatically converted into a number of shares of Series C Preferred equal to the outstanding principal amount of the Note divided by $10,000. At the time of conversion, an amount of accrued and unpaid interest then due on the Notes equal to the amount of all premiums previously paid by the Company to the holders of Series C Preferred in respect of the number of shares of Series C Preferred into which the Notes are convertible shall immediately become due and payable in cash and all remaining accrued and unpaid interest then due on the Notes shall be forgiven.

      Adjustments to Conversion Price.     The conversion price of the Notes will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company or other “Corporate

Changes” (as defined in the terms of the Notes) and (iii) any payment, issuance or distribution by the Company of assets, purchase rights or convertible securities pro-rata to holders of Common Stock.

      Note that in the event of a downward adjustment to the conversion price of the Notes, more shares of Series C Preferred would be issuable upon the subsequent conversion of the Notes than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Events of Default.     Upon the occurrence of each of the following events, at the option of each Note holder, the Company shall pay to the holder an amount equal to the aggregate principal amount outstanding of the Notes being paid plus all accrued and unpaid interest thereon through the payment date:

•	the Company fails to pay the principal of the Notes, and/or the accrued and unpaid interest thereon when due; or

•	the breach of terms of the Notes, the Exchange Agreement, the Security Agreement, the IP Security Agreement, or the Registration Rights Agreement; or

•	the sale of all or substantially all of the Company’s assets, or a change in control of the Company; or

•	the failure of the Company to pay any indebtedness in excess of $350,000 when due, or any event of default is likely to have a material adverse effect on the Company; or

•	the issuance, prior to November 19, 2004, of equity or equity-linked securities or debt which is convertible to equity, except (i) upon the exercise of warrants, options or convertible securities issued and outstanding as of the issuance of the Series C Preferred, (ii) upon the grant or exercise of stock options under any stock option plan, (iii) upon issuance or conversion of the Series C Preferred or exercise of the Warrants, (iv) the issuance of securities in connection with strategic business partnerships, or (v) the issuance of securities pursuant to an equipment financing from a financial or lending institution; or

•	the occurrence of any redemption event or event of default under the Financing Documents.

      Consent Rights.     So long as any Notes are outstanding, the Company shall not, without the written consent of a majority of the Note holders, (i) repurchase, redeem, declare or pay any dividends, or otherwise make any distributions with respect to capital stock of the Company (other than dividends and distributions payable solely in the capital stock of the Company), (ii) prepay any of the Company’s outstanding debt, or (iii) create or sell any securities that rank senior to or pari passu with the Notes; provided, however, the Company may repurchase, redeem or declare or pay cash dividends or distributions on shares of the Series A Preferred or Series C Preferred.

      Participation Rights.     Until November 19, 2004, in the event that the Company proposes to issue any equity securities or debt which is convertible into equity securities, each holder of a Note will have the right to purchase a certain amount of such securities or debt based upon its holdings of Common Stock (assuming full conversion of the Notes and underlying Series C Preferred).

Terms of the Replacement Warrants

      Number of Shares Underlying Warrant. The number of shares of Common Stock subject to each Replacement Warrant shall be equal to the number of shares of Common Stock subject to each warrant in exchange for which such Replacement Warrant is being issued, multiplied by $2.508 (the exercise price of the original warrants), divided by the exercise price of the Replacement Warrants. Assuming that the exercise price of the Warrants is $1.11 at the time of the Stockholder Approval Date, the Replacement Warrants will be exercisable for an aggregate of 4,979,747 shares of Common Stock.

      Exercise Period. The Replacement Warrants are exercisable at any time from their issuance until September 25, 2006, and terminate if not exercised prior to such date, but shall be extended by one day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise of the Replacement Warrants at least equal to the number of shares of Common Stock issuable upon exercise thereof.

      Exercise Price, Adjustment. The exercise price of the Replacement Warrants shall be equal to the exercise price of the Warrants in effect on the Stockholder Approval Date. The exercise price and the number of shares subject to the Replacement Warrants will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company, and (iii) any payment, issuance or distribution by the Company to holders of Common Stock of assets.

      Note that in the event of a downward adjustment to the exercise price, more shares of Common Stock will therefore be issuable upon the subsequent exercise of the Replacement Warrants than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Cashless Exercise. Each Replacement Warrant may be exercised at any time after March 25, 2003 on a cashless basis, whereby the warrant holder, upon exercise, will receive that number of shares of Common Stock with a then current value equal to the difference between the then current fair market value of the aggregate number of shares of Common Stock being exercised and the aggregate exercise price for such shares pursuant to the Warrant.

      Redemption of Warrant. In the event that the Company consummates a Corporate Change (as defined in the form of Replacement Warrant), subject to certain conditions, the Company may elect to redeem each warrant or a portion thereof for a redemption amount equal to the value of the Replacement Warrant derived using the Black-Scholes formula, assuming that the volatility of the Company’s Common Stock equals 60% and the risk-free interest rate equals 5% per annum.

Registration Rights Agreements

      Restricted Securities. The issuance of the Series C Preferred, the Warrants, the Notes, the Replacement Warrants and the Conversion Shares (and any additional securities that may become issuable pursuant to the respective rights, preferences and privileges of the Series C Preferred, Warrants and Replacement Warrants) will not be registered under the Act or any other applicable securities laws and will therefore be deemed to be “restricted securities” under the Act. As a result, the Series C Preferred, the Warrants, the Notes, the Replacement Warrants and the Conversion Shares may only be sold, assigned, transferred or otherwise disposed of if subsequently registered or an exemption from registration is available.

      Registration. The Company has agreed to prepare and file with the Securities and Exchange Commission, (i) within 45 days of November 19, 2002, a registration statement (the “First Registration Statement”) registering the resale of the Conversion Shares underlying the shares of Series C Preferred and underlying the Warrants (and additional securities that may become issuable pursuant to the rights, preferences and privileges of such Series C Preferred and the Warrants) issued to the Purchasers pursuant to the Securities Purchase Agreement, and (ii) within 45 days of the date of stockholder approval of this Proposal 2 (the “Stockholder Approval Date”), a registration statement (the “Second Registration Statement”) registering the resale of the Conversion Shares underlying the Series C Preferred and underlying the Replacement Warrants (and additional securities that may become issuable pursuant to the rights, preferences and privileges of the Series C Preferred and the Replacement Warrants) issued to the Series B Holders in connection with the Note Conversion and the Warrant Exchange.

      If (i) either the First Registration Statement or the Second Registration Statement is not filed within the applicable 45-day period, (ii) either the First Registration Statement or Second Registration Statement is not declared effective by the SEC within one hundred thirty days of the Closing Date or the Stockholder Approval Date, respectively, or (iii) certain other events described in the Registration Rights Agreement occur, then, for each full month that the applicable requirement has not been met, the Company must pay to the holders of the Series C Preferred and/or Warrants and/or Replacement Warrants acquired pursuant to the Securities Purchase Agreement or the Exchange Agreement or upon conversion of the Notes acquired pursuant to the

Exchange Agreement, a payment equal to two percent of the aggregate face value of the Series C Preferred and/or Warrants and/or Replacement Warrants held by such holder. Such payment would be payable in cash.

Terms of Series C Preferred Stock

      Purchase Price. The purchase price of the Series C Preferred is $10,000 per share.

      Premium Payments. The Company is required to make cash premium payments to each holder of a share of Series C Preferred (a) upon any conversion of each share of Series C Preferred into Common Stock and (b) on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2002, until such share is fully converted or fully redeemed. While the terms of the Series C Preferred currently provide for payment of the premium only in cash, stockholder approval is being sought at this Special Meeting to allow for payment of the premium in cash or Common Stock at the Company’s option (see Proposal 3 below).

      The premium rate is initially equal to 8% per annum (the “Premium Rate”) of the $10,000 face value of the Series C Preferred multiplied by (N/ 365), where N is the number of days from, but excluding, the date the shares of Series C Preferred were issued (the “Issuance Date”) or the date that the last premium payment was made in full, whichever is less. The Premium Rate will increase by one percentage point beginning on June 30, 2004 and will increase thereafter by an additional one percentage point on the last day of each successive calendar quarter until the Series C Preferred is converted or redeemed in full, up to a maximum Premium Rate of 14%.

      The Premium Rate will also increase temporarily to 15% if and for so long as:

•	the Common Stock is suspended from trading on any of, or is not listed (and authorized) for trading on at least one of, the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market or the NASDAQ SmallCap Market at any time, or

•	the closing sales price of the Common Stock is less than 65% of the then Conversion Price (as described below) of the Series C Preferred for at least seventy-five (75) consecutive calendar days.

      Conversion; Conversion Price. Subject to the limitations on conversion described below, each share of Series C Preferred is convertible at any time, at the option of the holder, into shares of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of Series C Preferred is equal to $10,000 divided by $1.21 (the “Conversion Price”). In the event that the Company fails to timely issue Common Stock to a holder of Series C Preferred upon conversion and such holder is required to purchase shares of Common Stock on the market to cover a sale by such holder of the Common Stock that such holder was entitled to receive upon conversion, then the Company must pay to such holder a cash amount equal to any excess, if any, of the purchase price of the Common Stock purchased by the holder in the market over the sales price of the Common Stock sold by the holder.

      Mandatory Conversion. Subject to the limitations on conversions described below, the Series C Preferred will be convertible at the option of the Company, at the Conversion Price then in effect, at any time following (i) the date (provided it is more than one year after the closing date of the Securities Purchase Agreement) on which the closing sales price of the Common Stock has been greater than $2.42 for at least 20 consecutive trading days, or (ii) the written consent of the holders of a majority of the Series C Preferred then outstanding.

      Limitations on Conversions. Holders of Series C Preferred do not have any right to convert into shares of Common Stock, and the Company can not force conversion of the Series C Preferred into shares of Common Stock, if such conversion would result in such holder or any of its affiliates together having beneficial ownership of more than (a) 19.99% of the then outstanding shares of Common Stock, in the case of Biotech Target N.V. and its affiliates, or (b) 4.99% of the then outstanding shares of Common Stock, in the case of all other holders of Series C Preferred.

      Adjustments to Conversion Price. The Conversion Price will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company or other “Corporate Changes” (as defined in the Series C Certificate of Designation), and (iii) any payment, issuance or distribution of purchase rights or assets by the Company to holders of Common Stock. In addition, stockholder approval is being sought at this Special Meeting to provide for additional adjustments to the Conversion Price in the event of certain dilutive issuances of Common Stock or securities convertible into Common Stock by the Company (see Proposal 3 below).

      Note that in the event of a downward adjustment to the Conversion Price, more shares of Common Stock will therefore be issuable upon subsequent conversions of the Series C Preferred than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Redemption by the Holders of the Series C Preferred. Upon the occurrence of each of the following events, each holder of Series C Preferred can require the Company to redeem each share of Series C Preferred held by such holder for cash equal to the greater of (i) 120% of the face amount of such share of Series C Preferred plus 120% of any accrued premium payment thereon and (ii) the aggregate fair market value of the shares of Common Stock into which such share of Series C Preferred is then convertible:

•	the Company fails to remove a restrictive legend on any certificate representing any Common Stock issued to any holder of Series C Preferred when required to do so; or

•	the Company shall fail to have sufficient shares of Common Stock reserved to satisfy conversions; or

•	the Company fails to honor requests for conversion, or notifies any holder of Series C Preferred of its intention not to honor requests for conversion; or

•	the institution of voluntary bankruptcy proceedings, the making of an assignment for the benefit of creditors or other similar event, by the Company; or

•	the sale of all or substantially all of the Company’s assets, or a change in control of the Company; or

•	the issuance, within two years of the Issuance Date, of equity or equity-linked securities or debt which is convertible to equity, except (i) upon the exercise of warrants, options or convertible securities issued and outstanding as of the issuance of the Series C Preferred, (ii) upon the grant or exercise of stock options under any stock option plan, (iii) upon issuance or conversion of the Series C Preferred or exercise of the Warrants, (iv) the issuance of securities in connection with strategic business partnerships, or (v) the issuance of securities pursuant to an equipment financing from a financial or lending institution; or

•	the breach of any of the Financing Documents.

      Liquidation Preference. In the event of any liquidation or winding up of the Company, the holders of the Series C Preferred will be entitled to receive, prior and in preference to the holders of any junior shares of capital stock, a liquidation preference per share of Series C Preferred equal to $10,000 plus any accrued but unpaid premium payments thereon.

      Voting Rights. The holders of Series C Preferred shall not have any right to vote, except as provided in the Delaware General Corporation Law and except as provided below under the heading “Restrictive Covenants”. The Delaware General Corporation Law generally provides, among other things, for a separate class vote in the event of an amendment to the Certificate of Incorporation adversely affecting a specific class of shares.

      Restrictive Covenants. As long as any shares of Series C Preferred are outstanding, the Company may not, without the approval of holders representing a majority in interest of the Series C Preferred, take certain actions, including, without limitation: altering or changing the rights, preferences or privileges of the Series C Preferred; altering or changing the rights, preferences or privileges of any capital stock of the Company so as to affect adversely the Series C Preferred; creating any class or series of stock senior or on a parity with the Series C Preferred or issuing any share of such class of series of stock; increasing the authorized number of shares of Series C Preferred; redeeming declaring or paying any cash dividend or distribution on any securities junior to the Series C Preferred; or issuing any debt securities that would have any preferences over the Series C Preferred upon liquidation of the Company.

      Participation Rights. Until November 19, 2004, in the event that the Company proposes to issue any equity securities or debt which is convertible into equity securities, each holder of Series C Preferred will have the right to purchase a certain amount of such securities or debt based upon its holdings of Series C Preferred.

      Consent Rights. So long as any shares of Series C Preferred are outstanding, the Company shall not, without the written consent of holders representing a majority in interest of the Series C Preferred, (i) repurchase, redeem, declare or pay any dividends, or otherwise make any distributions with respect to capital stock of the Company (other than dividends and distributions payable solely in the capital stock of the Company), (ii) prepay any of the Company’s outstanding debt, or (iii) create or sell any securities that rank senior to or pari passu with the Series C Preferred; provided, however, that the Company may repurchase, redeem or declare or pay cash dividends or distributions on shares of the Series A Preferred or Series C Preferred.

Terms of the Warrants

      Exercise Period. The Warrants are exercisable at any time beginning from the date six months and one day from their issuance until the fifth anniversary of their issuance, and terminate if not exercised prior to such date, but shall be extended by one day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise of the Warrants at least equal to the number of shares of Common Stock issuable upon exercise thereof.

      Exercise Price, Adjustment. The exercise price of the Warrants is $1.11 per share. The exercise price of and the number of shares subject to the Warrants will be subject to adjustment in certain events including (i) stock splits, stock dividends, subdivisions or combinations of the Common Stock, (ii) certain mergers, consolidations, sales of substantially all of the assets of the Company, and (iii) any payment, issuance or distribution by the Company to holders of Common Stock of assets.

      Note that in the event of a downward adjustment to the exercise price, more shares of Common Stock will therefore be issuable upon the subsequent exercise of the Warrants than would be issuable prior to such adjustment, and stockholder approval being sought hereby will constitute consent to such issuances.

      Cashless Exercise. Each Warrant may be exercised at any time after the first anniversary of its issuance on a cashless basis, whereby the warrant holder, upon exercise, will receive that number of shares of Common Stock with a then current value equal to the difference between the then current fair market value of the aggregate number of shares of Common Stock being exercised and the aggregate exercise price for such shares pursuant to the Warrant.

      Redemption of Warrant. In the event that the Company consummates a Corporate Change (as defined in the form of Warrant), subject to certain conditions, the Company may elect to redeem each warrant or a portion thereof for a redemption amount equal to the value of the Warrant derived using the Black-Scholes formula, assuming that the volatility of the Company’s Common Stock equals 60% and the risk-free interest rate equals 5% per annum.

Use of Proceeds

      The Company is required to use the proceeds from the issuance and sale of the Series C Preferred and the Warrants pursuant to the Purchase Agreement for general corporate purposes and working capital. The Company has agreed that such proceeds shall not be used to repay indebtedness (other than indebtedness incurred in the ordinary course of business), make acquisitions, or make payments to stockholders or affiliates of the Company. Subject to the use of proceeds as outlined above, the Company has agreed to invest the proceeds (i) in evidences of indebtedness issued or fully guaranteed by the United States of America and having a maturity of not more than one year from the date of acquisition; (ii) in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by a bank organized in the United States having capital, surplus and undivided profits of at least $500,000,000; (iii) in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition; or (iv) in “Money Market” fund shares, or in money market accounts fully insured by the Federal Deposit Insurance Company and sponsored by banks and other financial institutions, provided that the investments consist principally of the types of investments described in clauses (i), (ii), or (iii) above.

      In connection with the Financing, the Company paid advisory fees in an aggregate amount equal to approximately $800,000, and also issued warrants to purchase an aggregate of 375,041 shares of Common Stock at an exercise price of $1.11 per share.

Vote Required

      The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Special Meeting will be required to ratify and approve the Financing. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this Proposal 2 has been approved.

Board Recommendation

      Although the Financing will have a dilutive effect on the Company’s current stockholders, the Board of Directors believes that stockholder approval of the Financing is in the best interest of the Company because (i) the Financing is beneficial to the Company’s stockholders, (ii) if the Financing, including the Note Conversion, is not approved, then the Notes will become due and payable on March 19, 2003, and the Company will need additional funds to pay the debt represented by the Notes, and additional funds, if available at all, could be very costly to the Company, and (iii) the Note Conversion is part of the Company’s plan to come into compliance with NASDAQ’s stockholders’ equity requirements. Accordingly, the Board of Directors recommends the ratification and approval of the Financing.

The Board of Directors Recommends

A Vote in Favor of Proposal 2.

PROPOSAL 3

AMENDMENT TO SERIES C CERTIFICATE OF DESIGNATION

      On December 5, 2002, the Board of Directors unanimously adopted, subject to stockholder approval, an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the Series C Certificate of Designation in the form attached as Appendix A (the “Series C Amendment”), with such changes as may be required for filing with the Secretary of the State of Delaware. The Series C Amendment will (i) allow the Company, at its election, to make any premium payments due on the Series C Preferred in either cash or shares of Common Stock at the Company’s election, subject to certain limitations discussed below, and (ii) grant holders of Series C Preferred certain protections against dilution of their interest in the Company. In accordance with the Purchase Agreement and the Exchange Agreement, the Company agreed with the Series C Preferred and the holders of the Notes, respectively, to seek stockholder approval of the Series C Amendment. The following is a summary of the material terms of the Series C Certificate of Designation and the Series C Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to Appendix A to this Proxy Statement, which sets forth the full text of the Series C Amendment. Stockholders are encouraged to read the entire Series C Amendment.

      Payment of Premiums in Shares of Common Stock. The Series C Certificate of Designation currently provides, under Article IV, Section A.(i) thereof, that premium payments due on the Series C Preferred shall be made only in cash. If the Series C Amendment is approved, the Series C Certificate of Designation, as amended, will allow the Company the ability to also make premium payments due on the Series C Preferred in shares of Common Stock, as long as the payment of the premium in shares of Common Stock does not result in Biotech Target N.V. and its affiliates owning more than 19.99% of the then outstanding shares of Common Stock, or any other holder of Series C Preferred owning more than 4.99% of the then outstanding shares of Common Stock.

      The Board believes it is in the Company’s best interest to allow premium payments in the form of either cash or shares of Common Stock in order to enable the Company to have the flexibility to preserve its cash for other uses and pursue various strategic business ventures for which cash may be required.

      Protection Against Dilutive Issuances. The Series C Certificate of Designation does not currently provide holders of the Series C Preferred with anti-dilution protections. If the Series C Amendment is approved, the Conversion Price of the Series C Preferred will thereafter be subject to adjustment in the event that, within two years from November 19, 2002, the Company issues Common Stock or securities convertible into Common Stock for a consideration per share less than the then-applicable Conversion Price of the Series C Preferred, subject to certain exceptions (a “Dilutive Issuance”). If a Dilutive Issuance occurs, the Conversion Price of the Series C Preferred will be adjusted on a full-ratchet basis, meaning that the Conversion Price will be reduced to the price per share of the shares issued in the Dilutive Issuance.

      Approval of Amendment. The Series C Amendment will constitute an amendment to the Company’s Amended and Restated Certificate of Incorporation, and therefore requires stockholder approval under the Delaware General Corporation Law. In addition, NASDAQ’s 20% Rule requires companies that are listed on the National Market to obtain stockholder approval prior to issuing common stock (or shares convertible into common stock) in a private financing at a price less than the market value of the common stock, where the amount of common stock to be issued (or issuable upon conversion) is or will be greater than twenty percent of the common stock or voting power of the Company outstanding prior to the issuance. The provision allowing premium payments to be made in shares of Common Stock and the anti-dilution provision may result in the future issuance of additional shares of Common Stock to the holders of the Series C Preferred without additional consideration. Such provisions may be deemed to cause a reduction in the effective purchase price of the Series C Preferred below fair market value, therefore requiring stockholder approval pursuant to the 20% Rule.

      Approval of the Series C Amendment will not affect the rights of the holders of currently outstanding Common Stock and Preferred Stock, except for effects incidental to increasing the number of shares of Common Stock which may be issued as premium payments or upon conversion of the Series

C Preferred, such as dilution of the earnings per share and voting rights of the current holders of Common Stock. If the Series C Amendment is approved by the stockholders (including the separate approval of the holders of Series C Preferred), it will be filed with the Secretary of State of the State of Delaware and be effective upon filing.

      If the Series C Amendment is not approved, the Company will not have the ability to make premium payments due on the Series C Preferred in shares of Common Stock and the holders of Series C Preferred will not have protection against dilution of their interest in the Company.

      The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock and (ii) the holders of a majority of the outstanding shares of Series C Preferred is required to approve Proposal 3. Abstentions and broker non-votes will be counted towards the tabulation of votes cast on Proposal 3 and will have the same effect as negative votes.

The Board of Directors Recommends

A Vote in Favor of Proposal 3.

SECURITY OWNERSHIP OF

PRINCIPAL STOCKHOLDERS AND MANAGEMENT

      The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of November 26, 2002 by: (i) each director of the Company; (ii) the Company’s CEO and four other most highly compensated executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

      Beneficial ownership is determined according to the rules of the Securities and Exchange Commission, and generally includes all securities (including all options, warrants or convertible securities to the extent that they are currently exercisable or convertible or exercisable or convertible within 60 days of November 26, 2002) over which a person possesses sole or shared voting or investment power. Shares underlying options, warrants and the Series A Preferred and Series C Preferred are listed in this table separately in the column labeled “Shares Subject to Options and Warrants.” These shares are included in the number of shares listed in the column labeled “Total Number.”

      The percentage ownership listed in the table is based on 27,457,986 shares of Common Stock outstanding as of November 26, 2002. Options, warrants and other convertible securities that are exercisable or convertible within 60 days of November 26, 2002, are deemed to be beneficially owned by the persons holding these options, warrants and convertible securities for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s percentage ownership.

      This table is based in part upon information supplied by officers, directors and principal stockholders, and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated, the address of each person in this table is c/o ViroLogic, Inc., 345 Oyster Point Boulevard, South San Francisco, California 94080. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock and Preferred Stock listed below, based on the information each of them has given to the Company, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Shares Beneficially Owned

		Shares
		Subject to
		Options,
		Warrants	Percent of
		and	Class
	Total	Preferred	Beneficially
Name of Beneficial Owner	Number	Stock	Owned

Biotech Growth N.V.(1)	4,243,306	638,302	15.1%
Zesiger Capital Group LLC(2)	3,816,885	306,075	13.7%
Pfizer Ireland Pharmaceuticals(3)	2,608,695	—	9.5%
William D. Young	644,951	479,166	2.3%
Christos J. Petropoulos, PhD	164,988	79,300	*
Nicholas S. Hellmann, M.D.	152,531	66,073	*
Karen J. Wilson	86,226	74,375	*
Cristina H. Kepner(4)	72,377	36,527	*
Frank Barker	62,436	59,353	*
William Jenkins, MD	33,750	33,750	*
David H. Persing, MD, PhD	32,361	32,361	*
Edmon R. Jennings	19,988	18,888	*
All directors and executive officers as a group (13 persons)(5)	1,510,299	1,068,542	5.3%

*	Represents beneficial ownership of less than 1%.

(1)	Includes 3,605,004 shares held by Biotech Growth N.V., a wholly-owned subsidiary of BB Biotech AG, and 199,705 shares that Biotech Growth N.V. may acquire by exercising warrants. Also includes 438,597 shares that Biotech Target N.V., an affiliate of Biotech Growth N.V., may acquire by exercising warrants. Biotech Growth N.V.’s and Biotech Target N.V.’s business addresses are: c/o Bellevue Asset Management AG, Vordergasse 3, CH-8200 Schaffhausen, Switzerland.

(2)	These shares are held by entities for whom Zesiger Capital Group LLC (“ZCG”) acts as an investment advisor. Includes 3,510,810 shares of Common Stock, 49,586 shares of Common Stock that can be acquired by conversion of Series C Preferred and 256,489 shares that may be acquired by exercising warrants. Of the total number of shares beneficially held, ZCG has sole investment power over all of the shares and sole voting power over 2,107,864 of the shares. ZCG disclaims beneficial ownership of all 3,816,885 shares. The business address for ZCG is 320 Park Avenue, New York, NY 10022.

(3)	The business address of Pfizer Ireland Limited is Pottery Road, Dun Laoghaire, Co. Dublin, Ireland.

(4)	Ms. Kepner’s business address is c/o Invemed Associates, 375 Park Avenue, Suite 2205, New York, NY 10152.

(5)	Includes: 240,691 total shares beneficially owned by four executive officers not listed separately in the table above as of November 26, 2002 (including 188,749 shares which may be acquired by the executive officers on or before January 26, 2003, by exercising vested stock options they hold).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

      This proxy statement includes forward-looking statements based upon our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “likely” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause our actual operating results to differ materially from those in forward-looking statements, include, but are not limited to, our ability to raise additional capital, the market’s acceptance of our resistance testing products, the effectiveness of our competition’s existing products and new products, our ability to effectively manage growth and the risks associated with our dependence on patents and proprietary rights. Except to the extent required under the federal securities laws, we do not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements.

FINANCIAL INFORMATION REGARDING THE COMPANY

      Representatives of Ernst & Young LLP, the Company’s independent auditors, are expected to be present at the Special Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Financial Statements

      The Company’s audited balance sheets as of December 31, 2001 and 2000 and audited statements of operations, statements of stockholders’ equity and statements of cash flows for the years ended 2001, 2000 and 1999 and related notes to the financial statements are attached to this Proxy Statement in Appendix B (the “Audited Financial Statements”).

      The Company’s unaudited condensed balance sheets as of September 30, 2002 and unaudited condensed statements of operations, and condensed statements of cash flows and related notes to the condensed financial statements for the three and nine months ended September 30, 2002 and 2001 (the “Unaudited Financial Statements”) are also attached to this Proxy Statement in Appendix B.

      Also attached to this Proxy Statement in Appendix B is an unaudited pro forma condensed balance sheet as of September 30, 2002 and the related notes to the unaudited pro forma condensed balance sheet. The unaudited pro forma condensed balance sheet assumes the Financing took place on September 30, 2002. The unaudited pro forma condensed balance sheet gives effect to (i) the Company’s sale of 706 shares of its Series C Preferred in a private placement completed in November 2002 for aggregate gross cash proceeds of $7,060,000, (ii) the Company’s sale of 2,608,695 shares of Common Stock to Pfizer Ireland Limited for cash proceeds of $2,999,999; (iii) the Company’s repurchase of 995 shares of its Series B Preferred for Notes in November 2002, and (iv) the conversion of the Notes to Series C Preferred which will occur automatically upon the stockholders’ approval of the matters set forth in Proposal 1 and Proposal 2.

Supplementary Financial Information

      The following tables present unaudited quarterly financial information for the eleven quarters ended September 30, 2002. The Company believes this information reflects all adjustments (consisting only of normal recurring adjustments) that it considers necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period (in thousands, except per share data):

	Year Ended December 31, 2002

	1st Quarter	2nd Quarter	3rd Quarter

Total Revenue	$5,708	$6,657	$5,927
Cost of Product Revenue	3,425	3,761	3,463
Net Loss	(6,138)	(5,460)	(5,586)
Net Loss Applicable to Common Stockholders	(9,206)	(5,718)	(5,835)
Basic and Diluted Net Loss Per Common Share	(0.43)	(0.24)	(0.24)

	Year Ended December 31, 2001

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total Revenue	$3,088	$4,769	$4,403	$6,013
Cost of Product Revenue	2,288	3,124	2,760	3,673
Net Loss	(7,017)	(5,881)	(6,556)	(6,740)
Net Loss Applicable to Common Stockholders	(7,017)	(5,881)	(8,928)	(6,971)
Basic and Diluted Net Loss Per Common Share	(0.35)	(0.29)	(0.45)	(0.34)

	Year Ended December 31, 2000

	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Total Revenue	$877	$1,947	$1,885	$2,757
Cost of Product Revenue	684	1,448	1,237	2,088
Net Loss	(5,464)	(5,017)	(5,934)	(6,781)
Net Loss Applicable to Common Stockholders	(21,164)	(5,017)	(5,934)	(6,781)
Basic and Diluted Net Loss Per Common Share	(4.19)	(0.28)	(0.30)	(0.34)

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Historical Information

      Attached to this Proxy Statement in Appendix C is management’s discussion and analysis of the Company’s financial condition, changes in financial condition and results of operations for each of the fiscal years and interim periods covered by the Audited Financial Statements and the Unaudited Financial

Statements. We encourage you to read the full text of Appendix C to gain a better understanding of the Company’s historical financial statements.

Subsequent Events

      Issuance of Series C Preferred Stock. On November 14, 2002, we entered into a Purchase Agreement with several investors to sell an aggregate of 706 shares of Series C Preferred, and Warrants to purchase an aggregate of 4,376,033 shares of common stock, for an aggregate purchase price of $7,060,000 in a private placement. The closing occurred on November 19, 2002 and we received $7,060,000 in gross proceeds. See Proposal 2 of this Proxy Statement for further details.

      We expect to record a deemed dividend of approximately $8 million in the fourth quarter of 2002 relating to the issuance of the Series C Preferred. The charge includes deemed dividends associated with an automatic adjustment of the conversion price of Series A Preferred, which was triggered as a result of the issuance of the Series C Preferred. The charge also includes deemed dividends associated with the exchange of the Series B Preferred described below, and the sale of the Series C Preferred together with the Warrants described above. The deemed dividend will increase the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share for the fourth quarter and fiscal year 2002 and will be included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      Exchange of Series B Preferred Stock; Issuance of Notes; Exchange of Warrants. Also on November 14, 2002, we entered into an Exchange Agreement with all of the Series B Holders in order to secure their consent to the Financing and the resulting impact on the Series B Preferred and to increase the number of shares of our common stock available for issuance upon conversion of the Series C Preferred. See Proposal 2 of this Proxy Statement for further details.

      Issuance of Common Stock. In connection with the Financing, we also entered into a Stock Purchase Agreement to sell to an affiliate of Pfizer, Inc., an aggregate of 2,608,695 shares of common stock (the “Pfizer Transaction”). The closing occurred on November 18, 2002 and we received approximately $3,000,000 in gross proceeds. Concurrent with the execution of the Pfizer Purchase Agreement, we entered into a Non-Exclusive License Agreement and a Master Services Agreement for our HIV drug resistance tests and services.

      Reduction in Work Force. In an effort to reduce our burn rate, we reduced our workforce by approximately 20 percent, or about 40 employees in November 2002. We also reduced officer salaries and consolidated certain operations, including sales and marketing under Tien Bui, who will become Vice President of Sales and Marketing. We anticipate recording a charge in the fourth quarter associated with these actions of about $0.4 million.

Quantitative and Qualitative Disclosures About Market Risk

      The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including commercial paper, money market funds, government and non-government debt securities. Due to the relatively short-term nature of our investments, we believe we have no material exposure to interest rate risk arising from our investments. Therefore we have not included quantitative tabular disclosure in this Proxy Statement.

      We do not enter into financial investments for speculation or trading purposes and are not a party to financial or commodity derivatives.

      We have operated primarily in the United States and all sales to date have been made in U.S. Dollars. Accordingly, we have not had any material exposure to foreign currency rate fluctuations.

OTHER MATTERS

      The Board of Directors knows of no other business to be presented at the meeting, but if other matters do properly come before the meeting, it is intended that the persons named in the proxy will vote in respect thereof in accordance with their best judgment.

By Order of the Board of Directors

KATHY HIBBS

General Counsel and Secretary

                    , 200

APPENDIX A

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF SERIES C CONVERTIBLE PREFERRED STOCK OF
VIROLOGIC, INC.

      VIROLOGIC, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

      FIRST: The name of this corporation is ViroLogic, Inc. (the “Corporation”).

      SECOND: The original Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock (the “Certificate”) was filed with the Secretary of State on November 15, 2002.

      THIRD: Pursuant to the authority of the Corporation’s Board of Directors as required by Sections 151 and 242 of the Delaware General Corporation Law, and in accordance with the provisions of the Corporation’s Certificate of Incorporation and Bylaws, the Board of Directors adopted resolutions providing for the amendment of the Certificate as set forth below and directed that such proposed amendment of the Certificate be submitted for action by the stockholders of the Corporation, including the separate approval of a majority of the outstanding shares of Series C Convertible Preferred Stock as required by Article XIII of the Certificate.

      FOURTH: In accordance with Section 242 of the Delaware General Corporation Law and the Corporation’s Certificate of Incorporation, the amendment of the Certificate as set forth below was duly adopted by the stockholders of the Corporation holding a majority of the outstanding stock entitled to vote thereon, as well as by the separate consent of a majority of the outstanding shares of Series C Convertible Preferred Stock.

      FIFTH: Article III.B shall be amended and restated to read in its entirety as follows:

B. “Common Stock Deemed Outstanding” shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Corporation), plus (x) in the case of any adjustment required by Article XI.G(i) resulting from the issuance of any Options (as defined herein), the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities (as defined herein) issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Article XI.G(i) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

      SIXTH: New Article III.J shall be added to read in its entirety as follows:

J. “Measurement Date” means for purposes of any issuance of securities, the date of issuance thereof.

      SEVENTH: Article IV.A(i) shall be amended and restated to read in its entirety as follows:

(i) The Premium shall be payable, at the applicable Rate, (a) upon any conversion (regardless of whether it is an Optional Conversion or a Mandatory Conversion) of each share of Series C Preferred Stock and (b) as to each outstanding share of Series C Preferred Stock on March 31, June 30, September 30 and December 31 of each year, commencing on December 31, 2002, until such share is fully converted or fully redeemed. Payment of the Premium shall be made at the Corporation’s election (subject to the limitations set forth in Article IV.D below) (i) in cash, or (ii) in such number of shares of Common Stock determined by dividing the amount of the Premium by the average of the ten (10) trading day Closing Sales Prices ending on the day immediately prior to the date of such payment.

      EIGHTH: Article IV.D shall be amended and restated to read in its entirety as follows:

D. Limitations on Premium Payments and Conversions. The conversion of shares of Series C Preferred Stock and the payment of Premiums in shares of Common Stock, shall be subject to the following limitations (each of which limitations shall be applied independently):

(i) Cap Amount. If, notwithstanding the representations and warranties of the Corporation contained in Section 3(c) of the Securities Purchase Agreement and the Exchange Agreement, the Corporation is prohibited by Rule 4350(i) of the National Association of Securities Dealers, Inc. (“NASD”), or any successor or similar rule, or the rules or regulations of any other securities exchange on which the Common Stock is then listed or traded, from issuing a number of shares of Common Stock upon conversion of Series C Preferred Stock or as payment of any Premium (together with any shares of Common Stock, or securities convertible into Common Stock, issued pursuant to the Securities Purchase Agreement, the Exchange Agreement or other agreements entered in connection therewith) in excess of a prescribed amount (the “Cap Amount”) (without stockholder approval or otherwise), then the Corporation shall not issue shares upon conversion of Series C Preferred Stock or shares of Common Stock as payment of any Premium in excess of the Cap Amount. Assuming solely for purposes of this paragraph (D) that such Rule 4350(i) or similar rule is applicable, the Cap Amount shall be 4,962,589 shares. The Cap Amount shall be allocated pro rata to the holders of Series C Preferred Stock as provided in Article XV.C. In the event the Corporation is prohibited from issuing shares of Common Stock upon conversion of Series C Preferred Stock as a result of the operation of this subparagraph (i), the Corporation shall comply with Article VII, and in the event the Corporation is prohibited from issuing shares of Common Stock as payment of any Premium as a result of the operation of this subparagraph (i), the Corporation shall pay such Premium in cash.

(ii) Additional Restrictions on Conversion, Payment of Premium in Shares of Common Stock or Transfer. In no event shall the Corporation issue Common Stock to any holder of Series C Preferred Stock as payment of any Premium, and in no event shall any holder of shares of Series C Preferred Stock have the right to convert shares of Series C Preferred Stock into shares of Common Stock or to dispose of any shares of Series C Preferred Stock, to the extent that such issuance or right to effect such conversion or disposition would result in the holder or any of its affiliates together beneficially owning more than (a) 19.99% of the outstanding shares of Common Stock, in the case of Biotech Target N.V. and its affiliates for so long as they continue to hold shares of Series C Preferred Stock, or (b) 4.99% of the outstanding shares of Common Stock, in the case of all other holders of shares of Series C Preferred Stock. For purposes of this subparagraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder. The restriction contained in this subparagraph may not be altered, amended, deleted or changed in any manner whatsoever unless the holders of a majority of the outstanding shares of Common Stock and the Majority Holders shall approve, in writing, such alteration, amendment, deletion or change. In the event the Corporation is prohibited from issuing Common Stock to any holder of Series C Preferred Stock as payment of any Premium, it shall pay such Premium to such holder in cash.

      NINTH: Article XI.G shall be amended and restated to read in its entirety as follows:

G. Adjustment of Conversion Price.

(i) Dilutive Issuance. Except as otherwise provided in Paragraphs A and B of this Article XI, if and whenever during the two-year period after the Issuance Date the Corporation issues or sells, or in accordance with Article XI.G(ii) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the Measurement Date (a “Dilutive Issuance”), then effective immediately upon the such Dilutive Issuance, the Conversion Price will be adjusted to equal the per share price at which such shares were issued, sold or deemed to have been issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this Paragraph G if such adjustment would result in an increase in the Conversion Price.

(ii) Effect on Conversion Price of Certain Events. For purposes of determining the adjusted Conversion Price under Subsection (i), the following will be applicable:

(a) Issuance of Rights or Options. If the Corporation in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or Convertible Securities (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as “Options”) and the price per share for which Common Stock is issuable upon the exercise of such Options (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the Measurement Date of such securities (“Below Conversion Price Options”), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Conversion Price Options, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Below Conversion Price Options” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or granting of all such Below Conversion Price Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of all such Below Conversion Price Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Conversion Price Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof (determined in accordance with the calculation method set forth in Article XI.G(ii)(b)(2) below) at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Conversion Price Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Conversion Price Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Conversion Price Options.

(b) Issuance of Convertible Securities.

      (1) General. If the Corporation in any manner issues or sells any Convertible Securities, which Convertible Securities do not have a fluctuating conversion or exercise price or exchange ratio, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Article XI.G(ii)(b)(2) if applicable) is less than the Conversion Price in effect on the Measurement Date, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Corporation for such price per share. For the purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” is determined by dividing (i) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Conversion Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

      (2) Variable Rate Convertible Securities. If the Corporation in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate

Convertible Security”), then the “price per share for which Common Stock is issuable upon such exercise, conversion or exchange” for purposes of the calculation contemplated by Article XI.G(ii)(b)(1) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Conversion Price on the Measurement Date of such Convertible Security was 75% of the Conversion Price on such date (the “Assumed Variable Market Price”). Further, if the Conversion Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Article XI.G with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price existing at the time of the adjustment required by this sentence.

      (3) Change in Option Price or Conversion Rate. If there is a change at any time in (a) the amount of additional consideration payable to the Corporation upon the exercise of any Options; (b) the amount of additional consideration, if any, payable to the Corporation upon the exercise, conversion or exchange of any Convertible Securities; or (c) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution and except when an adjustment is made pursuant to Article XI.G.(ii)(b)(2) above), the Conversion Price in effect at the time of such change will be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.

      (4) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor will be the amount received by the Corporation therefor, after deduction of all underwriting discounts or allowances in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Corporation, purchase services from the Corporation or otherwise provide intangible consideration to the Corporation, the amount of the consideration other than cash received by the Corporation (including the net present value of the consideration expected by the Corporation for the provided or purchased services) will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation will be the market price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Options or Convertible Securities are issued, granted or sold in conjunction with each other as part of a single transaction or in a series of related transactions, any holder of Series C Preferred Stock may elect to determine the amount of consideration deemed to be received by the Corporation therefor by deducting the fair value of any type of securities (the “Disregarded Securities”) issued, granted or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this Article XI.G for the issuance of the Disregarded Securities or upon any conversion or exercise thereof. For example, if the Corporation were to issue convertible notes having a face value of $1,000,000 and warrants to purchase shares of Common Stock at an exercise price equal to the market price of the Common Stock on the date of issuance of such warrants in exchange for $1,000,000 of consideration, the fair value of the warrants would be subtracted from the $1,000,000 of consideration received by the Corporation for the purposes of determining whether the shares of Common Stock issuable upon conversion of the convertible notes shall be deemed to be issued at a price per share below market price and, if so, for purposes of determining any adjustment to the Conversion Price hereunder as a result of the issuance of the Convertible Securities. The Corporation shall calculate, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities; provided, however, that if the holder hereof does not agree to such fair market value calculation within three business days after receipt thereof from the Corporation, then such fair market value will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Corporation and reasonably acceptable to the Majority Holders, with the costs of such appraisal to be borne by the Corporation.

      (5) Issuances Pursuant to Existing Securities. If the Corporation, at any time, issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in a security or instrument outstanding as of the date hereof but not included on Schedule 3(d) to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Corporation issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in a security or instrument included on Schedule 3(d) of the Securities Purchase Agreement as a result of the issuance of the Preferred Shares or Warrants and the number of shares that the Corporation issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified on Schedule 3(d) of the Securities Purchase Agreement, such excess shares shall be deemed to have been issued for no consideration.

      IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer as of the      day of                     , 200 .

VIROLOGIC, INC.

By:

APPENDIX B

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Board of Directors and Stockholders

ViroLogic, Inc.

      We have audited the accompanying balance sheets of ViroLogic, Inc. as of December 31, 2001 and 2000, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 7, 2002, except for Notes 6 and 8 as to which the date was March 26, 2002, the Company, as discussed in Note 8, has issued Series C convertible preferred stock, repurchased Series B redeemable convertible preferred stock and issued convertible promissory notes that could adversely affect the Company’s current results of operations and liquidity. Note 1 under the heading “Management’s Plans” describes management’s plans to address this issue.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ViroLogic, Inc. at December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Palo Alto, California

February 7, 2002, except for Note 6
as to which the date is March 26, 2002,
and Note 1 under the heading “Management’s Plans”
and Note 8 as to which the date is
November 19, 2002

VIROLOGIC, INC.

BALANCE SHEETS

(In thousands, except share data)

	December 31,

	2001	2000

ASSETS
Current assets:
Cash and cash equivalents	$1,399	$12,623
Short-term investments	7,563	11,171
Accounts receivable, net of allowance for doubtful accounts of $588 and $175 in 2001 and 2000, respectively	4,562	2,404
Prepaid expenses	1,464	663
Tenant improvement reimbursement	1,286	—
Inventory	956	449
Restricted cash	100	1,050
Other current assets	385	489

Total current assets	17,715	28,849
Property and equipment, net	18,381	13,234
Restricted cash	900	979
Other assets	855	585

Total assets	$37,851	$43,647

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,304	$1,865
Accrued compensation	2,036	1,305
Accrued liabilities	2,386	2,678
Advance from subtenant	1,300	—
Deferred revenue	314	116
Current portion of capital lease obligations	977	398
Current portion of loans payable	890	1,390

Total current liabilities	10,207	7,752
Long-term portion of capital lease obligations	1,341	945
Long-term portion of loans payable	174	1,019
Long-term deferred rent	455	288
Long-term advance from subtenant	975	—
Redeemable convertible preferred stock, $0.001 par value, 1,523 shares authorized, issued and outstanding at December 31, 2001; none authorized, issued or outstanding at December 31, 2000	11,228	—
Commitments
Stockholders’ equity:
Preferred stock, $0.001 par value, 4,998,477 and 5,000,000 shares authorized at December 31, 2001 and 2000, respectively; none issued and outstanding at December 31, 2001 and 2000, respectively	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized; 20,650,012 and 19,870,491 shares issued and outstanding at December 31, 2001 and 2000, respectively	21	20
Additional paid-in capital	93,226	88,772
Notes receivable from officers and employees	—	(31)
Accumulated other comprehensive income	94	178
Deferred compensation	(875)	(2,495)
Accumulated deficit	(78,995)	(52,801)

Total stockholders’ equity	13,471	33,643

Total liabilities and stockholders’ equity	$37,851	$43,647

See accompanying notes.

VIROLOGIC, INC.

STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Year Ended December 31,

	2001	2000	1999

Revenue:
Product revenue	$17,815	$7,466	$1,069
NIH grant revenue	458	—	—

Total revenue	18,273	7,466	1,069
Operating costs and expenses:
Cost of product revenue	11,845	5,457	627
Research and development	11,693	10,080	9,588
General and administrative	11,376	10,841	6,804
Sales and marketing	10,336	5,890	1,196

Total operating costs and expenses	45,250	32,268	18,215

Operating loss	(26,977)	(24,802)	(17,146)
Interest income	1,143	1,868	249
Interest expense	(466)	(262)	(243)
Other income	106	—	—

Net loss	(26,194)	(23,196)	(17,140)
Deemed dividend to preferred stockholders	(2,269)	(15,700)	(3,100)
Preferred stock dividend	(334)	—	—

Net loss applicable to common stockholders	$(28,797)	$(38,896)	$(20,240)

Basic and diluted net loss per common share	$(1.43)	$(2.62)	$(4.24)

Weighted average shares used in computing basic and diluted net loss per common share	20,072	14,852	4,772

See accompanying notes.

VIROLOGIC, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands)

	Convertible		Common			Notes	Accumulated
	Preferred Stock		Stock		Additional	Receivable	Other			Total
					Paid-in	from Officers	Comprehensive	Deferred	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	& Employees	Income	Compensation	Deficit	Equity

Balance as of December 31, 1998	3,935	$4	4,810	$5	$21,381	$(95)	$—	$—	$(12,465)	$8,830
Exercise of stock options, net of repurchases	—	—	25	—	44	—	—	—	—	44
Issuance of Series C convertible preferred stock	5,814	6	—	—	10,729	—	—	—	—	10,735
Issuance of common stock	—	—	112	—	1,087	—	—	—	—	1,087
Stock award to officer	—	—	150	—	555	—	—	—	—	555
Repayment of note receivable	—	—	—	—	—	16	—	—	—	16
Forgiveness of note receivable	—	—	—	—	—	33	—	—	—	33
Deferred compensation	—	—	—	—	4,968	—	—	(4,968)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	490	—	490
Stock-based compensation related to consultant options	—	—	—	—	48	—	—	—	—	48
Net loss	—	—	—	—	—	—	—	—	(17,140)	(17,140)
Deemed dividend to preferred stockholders	—	—	—	—	(3,100)	—	—	—	—	(3,100)
	—	—	—	—	3,100	—	—	—	—	3,100

Balance as of December 31, 1999	9,749	10	5,097	5	38,812	(46)	—	(4,478)	(29,605)	4,698
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(23,196)	(23,196)
Net unrealized gain on securities available-for-sale	—	—	—	—	—	—	178	—	—	178

Comprehensive loss	—	—	—	—	—	—	—	—	—	(23,018)
Issuance of Series C preferred stock, net of issuance costs	8,462	8	—	—	15,626	—	—	—	—	15,634
Conversion of Series B and C preferred stock to common	(18,211)	(18)	9,588	10	8	—	—	—	—	—
Issuance of common stock upon initial public offering net of issuance costs	—	—	5,000	5	31,240	—	—	—	—	31,245
Exercise of warrants	—	—	13	—	24	—	—	—	—	24
Issuance of warrants to lender	—	—	—	—	318	—	—	—	—	318
Repayment of note receivable	—	—	—	—	—	9	—	—	—	9
Forgiveness of note receivable	—	—	—	—	—	6	—	—	—	6
Deferred compensation	—	—	—	—	1,577	—	—	(1,577)	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	3,560	—	3,560
Issuance of common stock under 401K Plan	—	—	16	—	150	—	—	—	—	150
Exercise of employee and nonemployee stock options	—	—	88	—	274	—	—	—	—	274
Stock-based compensation related to consultant options	—	—	—	—	331	—	—	—	—	331
Issuance of common stock under employee stock purchase plan	—	—	68	—	412	—	—	—	—	412
Deemed dividend to preferred stockholders	—	—	—	—	15,700	—	—	—	—	15,700
	—	—	—	—	(15,700)	—	—	—	—	(15,700)

Balance as of December 31, 2000	—	—	19,870	20	88,772	(31)	178	(2,495)	(52,801)	33,643
Comprehensive loss:
Net loss	—	—	—	—	—	—	—	—	(26,194)	(26,194)
Net unrealized loss on securities available-for-sale	—	—	—	—	—	—	(84)	—	—	(84)

Comprehensive loss	—	—	—	—	—	—	—	—	—	(26,278)
Issuance of warrants under Series A Preferred Stock, net of issuance costs	—	—	—	—	2,775	—	—	—	—	2,775
Conversion of Series A Preferred Stock to common	—	—	402	1	744	—	—	—	—	745
Exercise of warrants	—	—	10	—	—	—	—	—	—	—
Forgiveness of note receivable	—	—	—	—	—	31	—	—	—	31
Reversal of deferred compensation for terminated employees	—	—	—	—	(121)	—	—	121	—	—
Amortization of deferred compensation	—	—	—	—	—	—	—	1,499	—	1,499
Issuance of common stock under 401K plan	—	—	79	—	228	—	—	—	—	228
Exercise of employee and nonemployee stock options	—	—	33	—	78	—	—	—	—	78
Stock-based compensation related to consultant options	—	—	—	—	384	—	—	—	—	384
Issuance of common stock under employee stock purchase plan	—	—	256	—	700	—	—	—	—	700
Preferred stock dividends	—	—	—	—	(334)	—	—	—	—	(334)
Deemed dividend to preferred stockholders	—	—	—	—	2,269	—	—	—	—	2,269
	—	—	—	—	(2,269)	—	—	—	—	(2,269)

Balance as of December 31, 2001	—	$—	20,650	$21	$93,226	$—	$94	$(875)	$(78,995)	$13,471

See accompanying notes.

VIROLOGIC, INC.

STATEMENTS OF CASH FLOWS

(In thousands)

	Year Ended December 31,

	2001	2000	1999

OPERATING ACTIVITIES
Net loss	$(26,194)	$(23,196)	$(17,140)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,276	1,700	1,135
Non-cash stock-based compensation	1,914	4,124	2,227
Allowance for doubtful accounts	413	111	63
Amortization of subtenant advance	(325)	—	—
Gain on short-term investments	(164)	(72)	—
Changes in assets and liabilities:
Accounts receivable	(2,571)	(1,965)	(613)
Prepaid expenses	(801)	(358)	—
Inventory	(507)	(162)	(287)
Other current assets	104	(374)	(210)
Accounts payable	439	408	871
Accrued compensation	731	745	397
Accrued liabilities	(981)	376	223
Deferred revenue	198	35	(67)
Long-term deferred rent	167	43	11

Net cash used in operating activities	(24,301)	(18,585)	(13,390)

INVESTING ACTIVITIES
Purchases of short-term investments	(7,160)	(35,702)	—
Maturities and sales of short-term investments	10,848	24,781	—
Restricted cash	1,029	(1,079)	(950)
Capital expenditures	(7,777)	(8,391)	(2,625)
Advance from subtenant	2,600	—	—
Reimbursable tenant improvements	(1,286)	—	—
Other assets	(270)	(10)	(371)

Net cash used in investing activities	(2,016)	(20,401)	(3,946)

FINANCING ACTIVITIES
Proceeds from loans payable	—	1,664	—
Principal payments on loans payable	(1,345)	(1,203)	(801)
Proceeds in connection with sale leaseback transactions	1,303	1,394	—
Principal payments on capital lease obligations	(619)	(51)	—
Proceeds from issuance of common stock, net of common stock repurchases	1,006	31,954	30
Repayments of notes receivable	—	9	16
Net proceeds from issuance of preferred stock	14,748	15,634	10,735

Net cash provided by financing activities	15,093	49,401	9,980

Net increase (decrease) in cash and cash equivalents	(11,224)	10,415	(7,356)
Cash and cash equivalents at beginning of year	12,623	2,208	9,564

Cash and cash equivalents at end of year	$1,399	$12,623	$2,208

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest	$466	$262	$243

SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES
Warrants issued to preferred stockholders	$2,775	$—	$—

Deemed dividend to preferred stockholders	$2,269	$15,700	$3,100

Preferred shares converted into common shares	$745	$—	$—

Assets acquired under capital leases	$291	$—	$—

Accrued capital expenditures	$355	$1,514	$—

Dividend to preferred stockholders	$334	$—	$—

Deferred stock compensation	$—	$1,577	$4,968

Warrants issued to lender	$—	$318	$—

See accompanying notes.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Basis of Presentation

      ViroLogic, Inc. (“ViroLogic” or the “Company”) is a biotechnology company developing, marketing and selling innovative products to guide and improve treatment of viral diseases. We incorporated in the state of Delaware on November 14, 1995 and commenced commercial operations in 1999. We developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. We have proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious viral diseases such as HIV/AIDS, hepatitis B and hepatitis C. Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient’s HIV to anti-viral drugs. Our second product, GeneSeq HIV examines and evaluates the genetic sequences of a patient’s HIV. Our third product, PhenoSense GT combines PhenoSense HIV and GeneSeq HIV into one test on an integrated report to provide the most comprehensive drug resistance information available to assist physicians in selecting optimal treatments for their patients. In addition, we perform resistance testing and research for industry, academia and government for clinical studies, drug screening/characterization and basic research. We are also developing resistance testing products for serious viral diseases other than HIV. In addition, we are collecting resistance test results and related clinical data in an interactive database that we may use to assist our pharmaceutical customers in drug marketing and drug development and make available to physicians for use in therapy guidance. Our products and products in development, which, if completed, might be stand-alone product offerings or incorporated into our existing offerings, include: (i) PhenoSense HBV and GeneSeq HBV, for hepatitis B; (ii) PhenoSense HCV and GeneSeq HCV, for hepatitis C; (iii) an entry assay to measure HIV resistance to entry inhibitors; (iv) an entry assay to assist in the development of HIV vaccines; and (v) a test to measure viral fitness, which is a measure of a virus’ ability to reproduce and infect new cells.

Management’s Plans

      The Company has funded operations since inception primarily through public and private sales of common and preferred stock, equipment financing arrangements and product sales. On November 14, 2002, ViroLogic entered into a Securities Purchase Agreement with several investors (collectively, the “Purchasers”), pursuant to which ViroLogic agreed to issue and sell to the Purchasers an aggregate of 706 shares of ViroLogic’s Series C Convertible Preferred Stock (“Series C Preferred”) and warrants to purchase an aggregate of 4.3 million shares of ViroLogic’s common stock, for an aggregate purchase price of $7.1 million in a private placement. ViroLogic received approximately $6.3 million in net proceeds.

      In order make sufficient shares of common stock available to permit the sale of the Company’s Series C Preferred and to secure the consent of the holders of the Series B Preferred Stock to such sale, the Company exchanged all of the outstanding shares of Series B Preferred Stock for convertible secured promissory notes (the “Notes”). The aggregate principal amount of the Notes is approximately $12 million and has a maturity date of March 19, 2003. The Company intends to convert the Notes to shares of Series C Preferred. However, before the Company can convert the Notes to shares of Series C Preferred, it will need to authorize additional shares of common stock. The authorization of additional shares of common stock, and the conversion of the Notes into Series C Preferred, require the approval of the Company’s stockholders. The Company intends to submit these proposals to its stockholders for approval at a special meeting of stockholders expected to be held in January 2003. If the Company does not obtain stockholder approval of these proposals, it may not be able to convert the Notes into shares of Series C Preferred, and the Note holders could require the Company to repay the Notes upon maturity. The Company would not have sufficient financial resources to repay the Notes without obtaining additional financing, which it may not be able to do on favorable terms, if at all. As the approximately $12 million debt represented by the Notes is secured by substantially all of the assets of the

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Company, if the Company fails to pay the Notes when due, the holders thereof may choose to foreclose on the security interest.

      If the Company’s stockholders approve the proposals described above, the Company expects to have sufficient shares of Common Stock authorized and available to complete the Note conversion and the warrant exchange (as discussed in Note 8). The Company expects that available cash, cash equivalents and short-term investments, together with funds provided by product sales, grant revenue and borrowings under an equipment financing will be adequate to fund the Company’s operations through at least December 2003.

Reverse Stock Split

      On February 21, 2000, the Company’s board of directors approved a one for two reverse split of common stock which became effective on April 17, 2000. The accompanying financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash Equivalents

      ViroLogic considers all highly liquid investments with original maturities of three months or less from the date of purchase to be cash equivalents. Management determines the appropriate classification of its cash equivalents and investment securities at the time of purchase and reevaluates such determination as of each balance sheet date.

Short-Term Investments

      Management has classified ViroLogic’s marketable securities as available-for-sale securities in the accompanying financial statements. Available-for-sale securities are carried at market value with unrealized gains and losses included in accumulated other comprehensive income in stockholders’ equity. Realized gains and losses are included in interest income. The cost of securities sold is based on the specific identification method.

      ViroLogic invests its excess cash in U.S. government and agency securities, debt instruments of financial institutions and corporations, and money market funds with strong credit ratings. ViroLogic has established guidelines regarding diversification of its investments and their maturities which should maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Inventory

      Inventory is stated at the lower of standard cost, which approximates actual cost, or market. Inventory consists of the following:

	Year Ended
	December 31,

	2001	2000

	(In thousands)
Raw materials	$663	$419
Work in process	293	30

Total	$956	$449

Property and Equipment

      Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, generally five years. Capitalized software includes software and external consulting costs incurred to implement new information systems. Computer hardware and capitalized software are depreciated over three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the assets or the lease term.

Impairment of Long-Lived Assets

      In accordance with the provisions of Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” (“SFAS 121”), the Company reviews long-lived assets, including property and equipment, for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Under SFAS 121, an impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than the asset’s carrying amount. Impairment, if any, is assessed using discounted cash flows. Through December 31, 2001, there have been no such losses.

Revenue Recognition

      Revenue is recognized upon completion of tests made on samples provided by customers and the shipment of test results to those customers. Services are provided to certain patients covered by various third-party payor programs, including Medicare. Billings for services under third-party payor programs are included in revenues net of an allowance for contractual discounts and an allowance for differences between the amounts billed and estimated payment amounts. We estimate these allowances based on historical payment information and current sales data. If the government and other third-party payors significantly change their reimbursement policies or the relative mix of third-party payors changes, an adjustment to the allowance may be necessary. National Institutes of Health (“NIH”) grant revenue is recorded on a reimbursement basis as grant costs are incurred. Costs associated with NIH grant revenue are included in research and development expenses. Deferred revenue relates to cash received in advance of delivery of test results.

Research and Development

      The Company expenses research and development costs as incurred. Research and development expenses consist primarily of salaries and related personnel costs, material, supply costs for prototypes, and include costs associated with NIH grant revenue. In addition, research and development expenses include costs related to clinical trials to validate the Company’s testing processes and procedures and related overhead expenses.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Royalty Expense

      The Company pays royalties under a licensing agreement. These royalties are directly related to revenue and are expensed to cost of product revenue at the time revenue is recognized. For further discussion, see “Equipment Financing and Commitments” note below.

Advertising Expenses

      The Company expenses the costs of advertising, which include promotional expenses, as incurred. Advertising expenses were $4.5 million and $2.4 million for the years ended December 31, 2001 and 2000, respectively, and were recorded as sales and marketing expenses. Advertising expenses were minimal for the year ended December 31, 1999.

Stock-Based Compensation

      The Company accounts for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), which does not require the recognition of compensation expense for options granted to employees with exercise prices equal to the fair value of the common stock at the date of grant. Deferred compensation, if recorded, is amortized using the graded vesting method. Note 6 includes the fair value disclosures required by Statement of Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). SFAS 123 requires the disclosure of pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock options under the fair value method.

      The Company accounts for stock option grants to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires the options subject to vesting to be periodically re-valued and expensed over their vesting periods.

Comprehensive Income (Loss)

      Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss). Other comprehensive income includes certain changes in equity that are excluded from net income (loss). Specifically, unrealized gains and losses on our available-for-sale securities, which are reported separately in stockholders’ equity, are included in accumulated other comprehensive income. Comprehensive income (loss) and its components are as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Net loss	$(26,194)	$(23,196)	$(17,140)
Changes in unrealized (loss) gain on securities available-for-sale, net of tax	(84)	178	—

Comprehensive loss	$(26,278)	$(23,018)	$(17,140)

Segment Reporting

      The Company has determined that it operates in only one segment under Statement of Financial Accounting Standards No. 131, “Disclosure about Segments of an Enterprise and Related Information” (“SFAS 131”). SFAS 131 establishes annual and interim reporting standards for an enterprise’s operating segments and related disclosures about its products, services, geographic areas and major customers.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Net Loss Per Share

      Basic earnings (loss) per share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to the Company’s right of repurchase. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock and stock options and warrants, calculated using the treasury stock method. Potentially dilutive securities have been excluded from the diluted earnings per share computations as they have an anti-dilutive effect due to the Company’s net loss.

      A reconciliation of shares used in the calculations is as follows:

	Year Ended December 31,

	2001	2000	1999

	(In thousands, except per share data)
Net loss applicable to common stockholders	$(28,797)	$(38,896)	$(20,240)

Weighted-average shares of common stock outstanding	20,078	14,891	4,856
Less: weighted-average shares subject to repurchase	(6)	(39)	(84)

Weighted-average shares used in basic and diluted net loss per common share	20,072	14,852	4,772

Basic and diluted net loss per common share	$(1.43)	$(2.62)	$(4.24)

      The following outstanding options and warrants, prior to the application of the treasury stock method, and convertible preferred stock, on an as-converted basis, were excluded from the computation of diluted net loss per share as these potentially dilutive securities had an anti-dilutive effect:

	Year Ended December 31,

	2001	2000	1999

	(In thousands)
Series A redeemable convertible preferred stock (as-if converted basis)	5,973	—	—
Series C convertible preferred stock (as-if converted basis)	—	—	5,357
Stock options	3,079	1,665	1,241
Warrants to purchase common stock	3,575	756	518
Warrants to purchase preferred stock (as-if converted basis)	—	—	227

Significant Concentrations

      Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash equivalents and marketable securities. For further discussion, see “Short-Term Investments” note below.

      In 2001, two customers represented 15% and 14% of total revenues, in 2000, two customers represented 19% and 18% of total revenues, and in 1999, two customers represented 41% and 33% of total revenues. The accounts receivable balances related to these customers as of December 31, 2001 and 2000 were $0.6 million and $0.9 million, respectively.

      The net increase in the allowance for doubtful accounts balance was $0.4 million, $0.1 million and $0.1 million in 2001, 2000 and 1999, respectively.

      The Company relies on a few vendors as the sole source of various materials in its testing process. Any extended interruption in the supply of these materials could result in the failure to meet customer demand.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

Recent Accounting Pronouncements

      In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141 (“SFAS 141”) on Business Combinations and Statement of Financial Accounting Standards No. 142 (“SFAS 142”) on Goodwill and Other Intangible Assets. SFAS 141 applies to any business combinations initiated after June 30, 2001 and also includes the criteria for the recognition of intangible assets separately from goodwill. SFAS 142 is effective for fiscal years beginning after December 15, 2001 and requires that goodwill not be amortized, but rather be subject to an impairment test at least annually. Separately identified and recognized intangible assets resulting from business combinations completed before July 1, 2001 that do not meet the new criteria for separate recognition of intangible assets is subsumed into goodwill upon adoption. In addition, the useful lives of recognized intangible assets acquired in transactions completed before July 1, 2001 is reassessed and the remaining amortization periods adjusted accordingly. The adoption of SFAS 141 and 142 is not expected to have a significant impact on the Company’s financial position.

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” SFAS 144 will be effective on April 1, 2002. The adoption of SFAS 144 is not expected to have a significant impact on the Company’s financial position.

      In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Financial Instruments and for Hedging Activities” (“SFAS 133”). SFAS 133 requires the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through net income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of the derivative are either offset against the change in fair value of assets, liabilities, or firm commitments through earnings or recognized in the other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of the derivative’s change in fair value will be immediately recognized in earnings. SFAS 133 was adopted by the Company on January 1, 2001. Because the Company does not currently hold any derivatives, there was no impact on the Company’s financial position or results of operations as a result of this adoption.

Reclassifications

      Certain reclassifications of prior year amounts have been made to conform with the current year presentation.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

2.     SHORT-TERM INVESTMENTS

      The amortized cost, gross unrealized gains and losses, and estimated fair value for available-for-sale securities by major security type and class of security are as follows:

	December 31,

	2001			2000

		Gross			Gross
		Unrealized			Unrealized
	Amortized	Holding	Estimated	Amortized	Holding	Estimated
	Cost	Gain	Fair Value	Cost	Gain	Fair Value

	(In thousands)
Maturing within one year:
Certificate of deposit	$—	$—	$—	$308	$—	$308
Maturing between one and two years:
U.S. government obligations	3,013	51	3,064	1,985	42	2,027
Corporate bonds and notes	4,456	43	4,499	8,700	136	8,836

Total available-for-sale securities	$7,469	$94	$7,563	$10,993	$178	$11,171

3.     PROPERTY AND EQUIPMENT

      Property and equipment consists of the following:

	December 31,

	2001	2000

	(In thousands)
Machinery, equipment and furniture	$9,425	$8,099
Leasehold improvements	12,479	6,124
Capitalized software	3,346	2,618

	25,250	16,841
Accumulated depreciation and amortization	(6,869)	(3,607)

Property and equipment, net	$18,381	$13,234

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

4.     ACCRUED LIABILITIES

      Accrued liabilities consists of the following:

	December 31,

	2001	2000

	(In thousands)
Accrued royalty fee	$417	$126
Accrued capital expenditures	355	1,514
Accrued clinical research costs	261	133
Accrued professional fees	196	329
Property taxes payable	177	141
Accrued marketing and promotional expenses	101	169
Other	879	266

Total accrued liabilities	$2,386	$2,678

5.     EQUIPMENT FINANCING AND COMMITMENTS

      ViroLogic currently leases three buildings with approximately 120,000 square feet of laboratory and office space in South San Francisco, California.

      ViroLogic executed an operating lease agreement in December 1997 for laboratory and office space. The lease term expires in November 2004. The operating lease provides for two successive extensions of three and four years, respectively. In January 1998, ViroLogic executed a tenant improvement agreement for the construction of laboratory and office improvements of up to $1.0 million. An additional obligation of approximately $18,300 per month for 83 months commencing February 1998 has been added to the operating lease commitment.

      In May and November 1999, ViroLogic entered into two operating lease agreements for two additional facilities. Each lease has a term of 10 years from the lease commencement date of May 2000 and June 2001, respectively. Each of the leases provides for two additional successive five year extensions at the then-prevailing rate. In connection with these facility leases, ViroLogic has two deposits securing standby letters of credit totaling approximately $0.9 million and $2.0 million at December 31, 2001 and December 31, 2000, respectively. These deposits have been recorded as “restricted cash” in the balance sheet.

      In July 2001, ViroLogic sublet approximately 12,000 square feet of one of its existing facilities to a third party for a term of 18 months with an option to extend for an additional six months. In October 2001, ViroLogic sublet approximately 40,000 square feet to another third party for a term of 18 months with an option to extend for an additional six months. In September 2001, we received $2.6 million as an advance from one of the subtenants as specified in the sublease agreement. This advance is recognized over the term of the subtenant’s lease, offsetting the related rental and depreciation expense with the remaining amount recorded as other income. The rental income generated from these subleases is expected to be $1.6 million and $0.2 million, in 2002 and 2003, respectively, and will be recorded as an offset to rental expense.

      In March 2000, ViroLogic established an equipment financing facility with a total commitment of $1.3 million. ViroLogic used this entire facility to fund machinery and equipment purchases. In August 2000, ViroLogic established a new equipment facility of which $2.6 million was utilized as of December 31, 2001; under the terms of this agreement, ViroLogic sold the purchased assets and leased them back from the lender over a period of three years. There was no material gain or loss on this transaction and the resulting leases have been accounted for as capital leases.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      As of December 31, 2001 and 2000, ViroLogic had $7.3 million and $5.8 million, respectively, of property and equipment financed through long-term equipment financing obligations. The obligations under the equipment financings are secured by the equipment financed, bear interest at weighted-average fixed rates of approximately 10.9% and 10.8% for 2001 and 2000, respectively, and are due in monthly installments through July 2005. Some of these equipment financing agreements require a balloon payment at the end of their respective terms. The carrying amount of the equipment approximates the corresponding loan balance.

      As of December 31, 2001, future minimum lease payments under operating and capital leases and principal payments on loans, excluding sublease rental income, are as follows:

	Operating	Loans	Capital
	Leases	Payable	Leases

	(In thousands)
Year ending December 31:
2002	$2,751	$968	$1,188
2003	2,829	179	1,133
2004	2,870	—	316
2005	2,367	—	3
2006	2,448	—	—
Thereafter	10,460	—	—

Total minimum lease and principal payments	$23,725	1,147	2,640

Amount representing interest		(83)	(322)

Present value of future payments		1,064	2,318
Current portion of loans and leases		(890)	(977)

Noncurrent portion		$174	$1,341

      Rental expense, net of sublease rental income, was approximately $2.4 million, $1.8 million and $0.9 million in 2001, 2000 and 1999, respectively.

      As of December 31, 2001, ViroLogic had purchase commitments for material and service contracts totaling approximately $1.1 million.

License Agreement

      ViroLogic licenses technology for performing a step in its PhenoSense and GeneSeq tests. The license is non-exclusive and lasts for the life of the patent term of the licensor’s last to expire related patents. In general, newly-issued patents have a term of twenty years. In exchange for the license, ViroLogic has agreed to pay a royalty based on the net service revenues received from product sales. Royalty expense recorded under this agreement was $0.7 million and $0.2 million in 2001 and 2000, respectively. Royalty expense in 1999 was minimal.

6.     STOCKHOLDERS’ EQUITY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

Initial Public Offering

      On May 1, 2000, ViroLogic completed its initial public offering in which it sold 5,000,000 shares of common stock at $7.00 per share. Upon the closing of the offering, all of ViroLogic’s outstanding preferred stock automatically converted into an aggregate of 9,587,769 shares of common stock. After the offering, ViroLogic’s authorized capital consisted of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. By filing a certificate pursuant to the Delaware General Corporation Law, the board of

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

directors is authorized to fix or alter the designation, powers, preferences and rights of the shares of each series of preferred stock and the qualifications, limitations or restrictions of any wholly unissued series of preferred stock.

Preferred Stock

Series B Redeemable Convertible Preferred Stock

      In 2002, the board of directors approved 1,022 shares of the authorized preferred stock to be designated and issued as Series B redeemable convertible preferred stock (“Series B Preferred Stock”). On March 22, 2002, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B Preferred Stock with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. The transaction closed on March 25, 2002. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A Preferred Stock as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. For further discussion, see “Subsequent Events” note below.

Series A Redeemable Convertible Preferred Stock

      In 2001, the board of directors approved 1,625 shares of the authorized preferred stock to be designated and issued as Series A Preferred Stock.

      On June 29, 2001, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,625 shares of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) with warrants to purchase an aggregate of 3.2 million shares of common stock, for an aggregate purchase price of $16.25 million. The securities purchase agreement contemplated two closings, each for a portion of the Series A Preferred Stock and the warrants. The first closing occurred on July 2, 2001, and the Company received gross proceeds of $6.65 million. The second and final closing occurred on September 27, 2001, and the Company received gross proceeds of $9.6 million.

      The Series A Preferred Stock bears an initial 6% annual dividend rate, payable as a dividend, which increases to an 8% annual rate after two years, then increases by 2% every six months up to a maximum of 14%, payable twice a year in shares of common stock. The holders of Series A Preferred Stock may elect to convert their shares into the Company’s common stock at any time, just as they may choose to exercise their warrants at any time. Of the 1,625 shares issued in the financing, 992 shares remain outstanding as of March 28, 2002, and the others were converted into an aggregate of 2,531,571 shares of our common stock. The Company may, at its option, convert the Series A Preferred Stock into common stock at any time after June 21, 2002 for Series A Preferred Stock issued at the first closing and after July 9, 2002 for Series A Preferred Stock issued at the second closing, but only if its stock price exceeds $5.10 for 20 consecutive trading days. The Company may also, at its option, convert the Series A Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $5.10, the aggregate gross proceeds exceed $40 million and the registration statements referenced above are effective.

      The holders are not subject to any limitations on the number of conversions of Series A Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than 4.99% of the outstanding shares of the Company’s common stock.

      The investors of Series A Preferred Stock have the right to require us to redeem all of the Series A Preferred Stock for cash equal to the greater of (i) 115% of their original purchase price plus 115% of any

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NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible, upon certain triggering events, as defined in the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. In addition, the Company may redeem the Series A Preferred Stock at any time after June 29, 2003, for Series A Preferred Stock issued at the first closing and after September 27, 2003 for Series A Preferred Stock issued at the second closing. Due to the nature of the redemption features of the Series A Preferred Stock, the Company excluded the Series A Preferred Stock from equity in the Company’s financial statements. The net proceeds attributable to the warrants of $2.8 million are included in additional paid-in capital. For further discussion, see “Subsequent Events” note below.

Deemed Dividends

      In January and February 2000, ViroLogic consummated the sale of 8,461,645 shares of Series C convertible preferred stock, which converted into 4,230,823 shares of common stock effective with ViroLogic’s initial public offering in May 2000. ViroLogic received proceeds of approximately $15.6 million or $1.85 per share, or $3.70 per converted common share. In November and December 1999, ViroLogic consummated the sale of 1,675,621 shares of Series C convertible preferred stock, which converted into 837,810 shares of common stock effective with ViroLogic’s initial public offering. ViroLogic received proceeds of approximately $3.1 million or $1.85 per share, or $3.70 per converted common share. At the dates of issuance, ViroLogic believed the per share price of $1.85, or $3.70 per converted common share, represented the fair value of the common stock. Subsequent to the commencement of ViroLogic’s initial public offering process, ViroLogic re-evaluated the fair value of its common stock and for financial reporting purposes, deemed it to be $11.90 per share as of January and February 2000 and $10.50 per share as of November and December 1999. Accordingly, the increase in fair value has resulted in a beneficial conversion feature of $15.7 million and $3.1 million in 2000 and 1999, respectively, that have been recorded as deemed dividends to preferred stockholders in 2000 and 1999. ViroLogic recorded the deemed dividends at the dates of issuance by offsetting charges and credits to additional paid-in capital, without any effect on total stockholders’ equity. The deemed dividend increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and are limited to the amount of the proceeds of the related financing pursuant to the guidelines set forth in the Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features,” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

      In 2001, ViroLogic sold 1,625 shares of Series A Preferred Stock, or 6,372,561 shares of common stock as converted, for net proceeds of approximately $14.7 million. In accordance with Emerging Issues Task Force Consensus No. 98-5 and No. 00-27, ViroLogic determined that the issuance of the Series A Preferred Stock resulted in a beneficial conversion feature of approximately $2.3 million in 2001. The beneficial conversion feature increases the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and is included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

Warrants

      In connection with the May 1996 sale of Series A Preferred Stock, ViroLogic issued to four investors warrants to purchase an aggregate of 792,188 shares of Series A Preferred Stock at a price of $1.84 per share. Pursuant to the conversion of all Series A Preferred Stock in November 1997, these warrants were exercisable for 396,093 shares of common stock at an exercise price of $3.68 per share. The value of the warrant was deemed to be insignificant, therefore, no value was recorded. In 2001, there were 9,454 warrants exercised and the remainder expired.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      Pursuant to the operating lease signed in 1997, ViroLogic issued the landlord a warrant to purchase an aggregate of 100,000 shares of Series A Preferred Stock, which converted into 50,000 shares of common stock at $8.00 per share. The value of the warrant was deemed to be insignificant, therefore, no value was recorded. In 2000, there were 3,000 warrants exercised. The remaining 47,000 warrants expire in August 2002.

      In connection with the loan agreement signed in January 1998, ViroLogic issued the lender a warrant to purchase an aggregate of 34,833 shares of common stock at a price of $8.00 per share. The warrant expires in January 2008. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.

      In connection with tenant improvement financing entered into in August 1998, ViroLogic issued the landlord a warrant to purchase up to an aggregate of 10,000 shares of common stock at a price of $8.00 per share. The warrant term is five years and expires in August 2003. The value of the warrant was deemed to be insignificant and, therefore, no value was recorded.

      In connection with the Series B preferred stock issuance in August 1998, ViroLogic issued to Series B investors warrants to purchase up to 15,890 shares of common stock at a price of $0.02 per share. The warrant term is 10 years and was valued at $85,000. ViroLogic issued warrants to purchase 365,000 shares of Series B preferred stock, or as converted, 227,232 shares of common stock, at a price of $3.68 per share, or $5.91 per converted common share. The warrant term is 10 years and was valued at $383,000. The fair values of these warrants were determined using the Black-Scholes option valuation model. In 2001, there were 624 warrants exercised.

      In connection with loan agreements signed in 2000, ViroLogic issued the lender warrants to purchase an aggregate of 26,792 shares of ViroLogic’s common stock for $4.24 per share. The warrant terms are 10 years and were valued at $318,000. The fair values of these warrants were determined using the Black-Scholes option valuation model.

      In connection with the July 2001 sale of Series A Preferred Stock, ViroLogic issued warrants to purchase 11,800 and 1,303,928 shares of common stock at a price of $2.66 and $2.805, respectively, per share. The warrant term is four years expiring July 2005 and was valued at $1.3 million using the Black-Scholes option valuation model. The fair value of the warrants is included in additional paid-in capital. For further discussion, see “Subsequent Events” below.

      In connection with the September 2001 sale of Series A Preferred Stock, ViroLogic issued warrants to purchase 18,200 and 1,882,358 shares of common stock at a price of $2.178 and $2.805, respectively, per share. The warrant term is four years expiring September 2005 and was valued at $1.5 million using the Black-Scholes option valuation model. The fair value of the warrants is included in additional paid-in capital. For further discussion, see “Subsequent Events” below.

Stock Option and Stock Award to Chief Executive Officer

      Pursuant to the employment agreement with the chief executive officer, ViroLogic granted in 1999:

•	A stock award of 150,000 shares of fully-vested common stock. ViroLogic recorded compensation expense of $555,000 for this award in 1999, representing the fair value of the common stock on the grant date.

•	An incentive stock option under the Plan covering 150,000 shares of common stock at an exercise price of $3.14. This option vested as to 30,000 shares on December 31, 1999 and an additional 2,500 shares at the end of each month thereafter. Deferred compensation of $1.1 million was recorded on the date of grant. The amount is being recognized over the vesting period.

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NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

•	A non-statutory stock option, granted outside of the Plan, covering 250,000 shares of common stock at an exercise price of $3.14 per share. This option vests 25% after the first year of employment and the remaining 75% in equal monthly installments over the next three years, and may be exercised prior to vesting. ViroLogic recorded deferred compensation of $1.8 million on the date of grant. The amount is being recognized over the vesting period.

•	A non-statutory stock option, granted outside of the Plan, covering 250,000 shares of common stock at an exercise price of $3.14 per share. ViroLogic recorded deferred compensation of $1.8 million on the date of grant and such amount is being amortized over the vesting period, unless the milestones below are achieved. This option vests 100% after five years of employment, unless either one of the following occurs before that date:

•	A merger or acquisition or initial public offering where the per share valuation of common stock is imputed to be more than $18.50, in which case 125,000 shares shall immediately vest, or

•	When revenue for any fiscal year exceeds $20.0 million, in which case 125,000 shares shall immediately vest

      The chief executive officer may exercise any of these options prior to vesting by either cash or by delivery of a promissory note, and each of the options immediately becomes fully vested if, within one year of a change in our control or liquidation, the chief executive officer is terminated without cause or resigns for good reason.

Stock Option Plans

      On May 20, 1996, ViroLogic’s board of directors and stockholders adopted the 1996 Stock Plan, which was amended and renamed the 2000 Equity Incentive Plan in February 2000 (the “Plan”). The Plan provides for the granting of options to purchase common stock and other stock awards to employees, officers, directors and consultants of ViroLogic. ViroLogic generally grants shares of common stock for issuance under the Plan at no less than the fair value of the stock on the grant date; however, management is permitted to grant non-statutory stock options at a price not lower than 85% of the fair value of common stock on the date of grant. Options granted under the Plan generally vest over four years at a rate of 25% one year from the grant date and ratably monthly thereafter. When the Plan was amended in February 2000, the board of directors increased the shares reserved for issuance by an additional 3,000,000 shares.

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NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      A summary of activity under the Plan is as follows:

	Outstanding Stock Options/Stock Rights

	Shares	Number of	Weighted-Average
	Available	Shares	Price Per Share

Balances at December 31, 1998	146,111	356,930	$2.83
Additional shares authorized	375,000	—	—
Options/rights granted	(519,675)	519,675	3.98
Options/rights exercised	—	(31,254)	2.04
Options/rights forfeited	104,484	(104,484)	2.68
Options/rights repurchased	6,250	—	3.20

Balances at December 31, 1999	112,170	740,867	3.69
Additional shares authorized	3,000,000	—	—
Options/rights granted	(636,141)	636,141	8.17
Options/rights exercised	—	(88,475)	3.10
Options/rights forfeited	123,894	(123,894)	6.81

Balances at December 31, 2000	2,599,923	1,164,639	5.85
Options/rights granted	(1,707,644)	1,707,644	4.44
Options/rights exercised	—	(33,005)	2.38
Options/rights forfeited	260,497	(260,497)	5.50

Balances at December 31, 2001	1,152,776	2,578,781	5.00

      In 2001, all options were granted at fair value and no deferred stock-based compensation was recorded. In connection with options granted in 2000, ViroLogic recorded deferred stock-based compensation of $1.6 million, representing the difference between the exercise price and the deemed fair value of the Company’s common stock at the date of grant. The amount is being amortized over the vesting period using the graded vesting method for the individual options. Amortization of deferred stock-based compensation of $1.5 million, $3.6 million and $0.5 million was recognized during 2001, 2000 and 1999, respectively. In addition, ViroLogic recorded stock-based compensation of $0.2 million, $0.3 million and $48,000 in 2001, 2000 and 1999, respectively, for services rendered by non-employees.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

      The following table summarizes information about the stock options outstanding under the Plan at December 31, 2001:

	Options Outstanding			Options Exercisable

		Weighted Average
Range of	Number	Remaining	Weighted Average	Number	Weighted Average
Exercise Price	Outstanding	Contractual Life	Exercise Price	Exercisable	Exercise Price

$0.64 – 2.32	271,165	9.02	$1.61	36,516	$1.10
2.39 – 3.11	204,129	9.58	2.50	107,212	2.40
3.14	315,400	7.84	3.14	178,651	3.14
3.15 – 3.20	52,515	6.86	3.19	40,478	3.20
3.22	363,750	9.54	3.22	10,506	3.22
3.26 – 5.40	368,382	8.04	4.24	196,688	4.44
5.75	10,000	9.09	5.75	2,777	5.75
6.00	500,490	9.08	6.00	40,332	6.00
6.78 – 9.00	287,600	8.87	8.05	78,414	7.88
9.53 – 22.13	205,350	8.64	13.04	80,223	12.84

	2,578,781			771,797

Common Stock Subject to Repurchase

      Certain stock options granted pursuant to the Plan may be exercised prior to vesting, subject to ViroLogic’s right to repurchase at the original exercise price if the holder terminates employment. The right to repurchase lapses over the original option vesting period, which is generally four years. From inception through December 31, 2001, employees purchased 344,250 shares of common stock subject to repurchase. ViroLogic has repurchased 41,040 shares in accordance with these rights. As of December 31, 2001, there were no remaining shares subject to repurchase.

Employee Stock Purchase Plan

      In February 2000, the board of directors adopted the 2000 Employee Stock Purchase Plan (the “Stock Plan”). ViroLogic has reserved a total of 500,000 shares of common stock for issuance under the Stock Plan. The Stock Plan permits eligible employees to acquire shares of ViroLogic’s common stock through payroll deductions of up to 15% of their eligible earnings. All full-time employees of ViroLogic, except 5% stockholders, are eligible to participate in the Stock Plan. The initial offering period began May 1, 2000, the effective date of the initial public offering. The purchase price of the shares is the lesser of 85% of the fair value of the shares at the offering date or purchase date, as defined by the Stock Plan. Of the 500,000 shares of common stock reserved for issuance under the Stock Plan, 324,039 shares were issued as of December 31, 2001.

401(k) Plan

      ViroLogic’s 401(k) Plan covers substantially all employees. Employees may contribute up to 15% of their eligible compensation, subject to certain Internal Revenue Service restrictions. ViroLogic matches employee contributions in the form of ViroLogic common shares. In 2000, the 401(k) Plan was amended to increase the matching percentage to 25% of the employee contribution. In 1999 the matching percentage was 5% of the employee contribution. The match is effective December 31 of each year and is fully vested when made. ViroLogic recorded 401(k) matching expense of $0.2 million in both 2001 and 2000. 401(k) matching

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

expense was minimal in 1999. As of December 31, 2001, ViroLogic had issued approximately 104,000 shares under the 401(k) Plan.

Pro Forma Information

      SFAS 123 requires pro forma information regarding net loss, which has been determined as if ViroLogic accounted for its employee stock options under the fair value method of SFAS 123. ViroLogic estimates the fair value of these options at the date of grant using the Black-Scholes option valuation model with the following weighted-average assumptions used for the grants in 2001, 2000 and 1999: risk-free interest rate of 4% in 2001 and 5.5% in 2000 and 1999; a weighted-average expected life of the option from grant date of four years; volatility factor of the expected market price of ViroLogic’s common stock of 65% from May 2000 through December 2001 and volatility factor of zero for the period prior to May 2000 as required by the minimum value method; and a dividend yield of zero. The weighted-average fair value of stock options granted in 2001, 2000 and 1999 was $2.89, $7.82 and $6.90, respectively.

      For pro forma purposes, the estimated fair value of ViroLogic’s stock-based awards to its employees is amortized over the option vesting period. ViroLogic’s pro forma information is as follows:

	December 31,

	2001	2000	1999

	(In thousands,
	except per share amounts)
As reported:
Net loss applicable to common stockholders	$(28,797)	$(38,896)	$(20,240)

Net loss per share	$(1.43)	$(2.62)	$(4.24)

Proforma:
Net loss applicable to common stockholders	$(31,611)	$(39,498)	$(20,491)

Net loss per share	$(1.57)	$(2.66)	$(4.29)

      The above pro forma effect may not be representative of the pro forma effect to be expected in future years.

Reserved Shares

      As of December 31, 2001, ViroLogic had reserved shares of common stock for future issuance as follows:

Shares
Reserved

Redeemable convertible preferred stock (as if converted basis)	5,972,563
Stock options	4,231,557
Warrants	3,575,160
Employee Stock Purchase Plan	175,961

13,955,241

      The reserved shares shown above do not include additional indeterminate amounts reserved for issuance pursuant to penalty, anti-dilution, dividend payments and other provisions relating to the Company’s Series A Preferred Stock and the related warrants.

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

7.     INCOME TAXES

      At December 31, 2001, ViroLogic had federal and state net operating loss carryforwards of approximately $68.0 million and $26.0 million, respectively. At December 31, 2001, ViroLogic also had federal and state research and development tax credits of approximately $0.7 million and $0.7 million, respectively. The federal net operating loss and credit carryforwards will expire at various dates between the years 2010 and 2021, if not utilized. The State of California net operating losses will expire at various dates between the years 2003 and 2006, if not utilized. The California research and development tax credits can be carried forward indefinitely.

      Utilization of the federal and state net operating loss and credit carryforwards may be subject to a substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets for financial reporting purposes and the amount used for income tax purposes. Significant components of ViroLogic’s deferred tax assets for federal and state income taxes are as follows:

	December 31,

	2001	2000

	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$24,600	$17,400
Research and other credits	1,200	1,100
Capitalized research and development	1,500	600
Other	2,100	500

Total deferred tax assets	29,400	19,600
Valuation allowance	(29,400)	(19,600)

Net deferred taxes	$—	$—

      Due to ViroLogic’s lack of earnings history, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $9.8 million, $7.9 million and $6.3 million in 2001, 2000 and 1999, respectively.

8.     SUBSEQUENT EVENTS

Issuance of Series B Redeemable Convertible Preferred Stock (“Series B Preferred”)

      On March 22, 2002, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B Preferred with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. The transaction closed on March 25, 2002. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A Preferred Stock as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. In November 2002, the Company repurchased all of the issued and outstanding shares of Series B Preferred in exchange for convertible secured promissory notes (“Notes”). See below for further discussion.

      The Company recorded a deemed dividend of approximately $2.9 million, in the first quarter of 2002, relating to the beneficial conversion feature of the Series B Preferred and the additional warrants issued to the holders of the Series A Preferred Stock in connection with the Series B Preferred financing. The deemed dividend will increase the loss applicable to common stockholders in the calculation of basic and

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NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

diluted net loss per common share and will be included in stockholders’ equity as offsetting charges and credits to additional paid-in capital. This accounting result is similar to accounting implications of our issuance of Series A Preferred Stock, which resulted in us recording a deemed dividend of $2.3 million in the third quarter of 2001.

Issuance of Series C Convertible Preferred Stock

      On November 14, 2002, ViroLogic entered into a Securities Purchase agreement with several investors (collectively, the “Purchasers”), pursuant to which ViroLogic agreed to issue and sell to the Purchasers an aggregate of 706 shares of ViroLogic’s Series C Preferred and warrants to purchase an aggregate of 4.3 million shares of ViroLogic’s common stock (the “Warrants”), for an aggregate purchase price of $7.1 million in a private placement (the “Financing”). ViroLogic received approximately $6.3 million in net proceeds.

      The Series C Preferred bears an initial 8% annual premium rate which increases to a 9% annual premium rate on June 30, 2004, then increases by 1 percentage point every quarter thereafter up to a maximum annual rate of 14%, subject to an additional increase to an annual rate of 15% under certain circumstances. This premium is paid as a cash dividend each calendar quarter. Subject to the limitations on conversion described below, the holders of Series C Preferred may elect to convert their shares into ViroLogic’s common stock at any time. Upon conversion, each share of Series C Preferred is convertible into approximately 8,300 shares of ViroLogic’s common stock or approximately 5.8 million shares if all Series C Preferred shareholders convert. Subject to the limitations on conversion described below, ViroLogic may, at its option, convert the Series C Preferred into common stock (i) at any time after the first anniversary of the issuance of the Series C Preferred, but only if fair market value of ViroLogic’s common stock price exceeds $2.42 per share for 20 consecutive trading days or (ii) with the consent of a majority of the holders of the Series C Preferred. The Warrants are exercisable beginning May 20, 2003 and expire November 19, 2007. The exercise price of the Warrants is $1.11 per share.

      Holders of Series C Preferred do not have any right to convert into shares of Common Stock, and the Company can not force conversion of the Series C Preferred into shares of Common Stock, if such conversion would result in such holder or any of its affiliates together having beneficial ownership of more than (a) 19.99% of the then outstanding shares of Common Stock, in the case of Biotech Target N.V. and its affiliates, or (b) 4.99% of the then outstanding shares of Common Stock, in the case of all other holders of Series C Preferred.

      The holders of Series C Preferred have the right to require ViroLogic to redeem all of the Series C Preferred for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid premium or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series C Preferred are then convertible, upon certain triggering events, as defined in the related agreements, provided, however, that the holders of Series C Preferred have agreed to waive their redemption rights in the event of certain triggering events which are not under the control of the Company. The Series C Preferred is non-voting, except with respect to certain extraordinary transactions as set forth in the related agreements. In addition, until November 19, 2004, in the event that ViroLogic proposes to issue any equity securities or debt which is convertible into equity securities, each holder of Series C Preferred will have the right to purchase a certain amount of such securities or debt based upon its holdings of Series C Preferred.

      The Company expects to record a deemed dividend of approximately $8 million in the fourth quarter of 2002 relating to the issuance of the Series C Preferred. The charge includes deemed dividends associated with an automatic adjustment of the conversion price of Series A Preferred, which was triggered as a result of the issuance of the Series C Preferred. The charge also includes deemed dividends associated with the exchange of the Series B Preferred described below, and the sale of the Series C Preferred together with the Warrants described above. The deemed dividend will increase the loss applicable to common stockholders in the

VIROLOGIC, INC.

NOTES TO FINANCIAL STATEMENTS (Continued)

December 31, 2001

calculation of basic and diluted net loss per common share for the fourth quarter and fiscal year 2002 and will be included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

Exchange of Series B Preferred Stock; Issuance of Notes; Exchange of Warrants

      On November 14, 2002, ViroLogic entered into an Exchange Agreement with all of the holders of its Series B Preferred (the “Series B Holders”) in order to secure their consent to the Financing and the resulting impact on the Series B Preferred and to increase the number of shares of ViroLogic’s common stock available for issuance upon conversion of the Series C Preferred. Pursuant to the Exchange Agreement, on November 19, 2002, ViroLogic repurchased all of the issued and outstanding Series B Preferred in exchange for convertible secured promissory notes (“Notes”). The aggregate principal amount of the Notes is approximately $12.0 million. In addition, the Notes bear an annual interest rate of 8%, have a maturity date of March 19, 2003 and are secured by substantially all of ViroLogic’s assets. Subject to the approval of the Company’s stockholders (i) the principal amount of the Notes (together with all unpaid interest) will be automatically converted into an approximately 1,200 shares of Series C Preferred, and (ii) all accrued and unpaid interest due on the principal amount of the Notes and not converted into Series C Preferred shall immediately become due and payable. In addition, following approval of the Company’s stockholders, the Series B Holders will receive warrants to purchase ViroLogic common stock in exchange for the warrants originally issued to the Series B Holders in connection with their purchase of Series B Preferred. Upon consummation of the warrant exchange, ViroLogic expects to record an additional charge related to the modification of the warrants that were originally issued in connection with the issuance of the Series B Preferred as described above.

      Issuance of Common Stock. In connection with the Financing, the Company also entered into a Stock Purchase Agreement to sell to an affiliate of Pfizer, Inc., an aggregate of 2,608,695 shares of common stock. The closing occurred on November 18, 2002 and the Company received approximately $3.0 million in gross proceeds. Concurrent with the execution of the Pfizer Purchase Agreement, the Company entered into a Non-Exclusive License Agreement and a Master Services Agreement for its HIV drug resistance tests and services.

      Reduction in Work Force. In an effort to reduce the Company’s burn rate, the Company reduced its workforce by approximately 20 percent, or about 40 employees in November 2002. It also reduced officer salaries and consolidated certain operations, including sales and marketing. The Company anticipates recording a charge in the fourth quarter associated with these actions of about $0.4 million.

VIROLOGIC, INC.

UNAUDITED INTERIM

FINANCIAL STATEMENTS

VIROLOGIC, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2002	2001

	(Unaudited)	(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$3,045	$1,399
Short-term investments	2,413	7,563
Accounts receivable, net of allowance for doubtful accounts of $965 and $588 in 2002 and 2001, respectively	3,739	4,562
Lease assignment receivable	1,000	—
Prepaid expenses	1,361	1,464
Tenant improvement reimbursement	—	1,286
Inventory	1,193	956
Restricted cash	150	100
Other current assets	325	385

Total current assets	13,226	17,715
Property and equipment, net	11,710	18,381
Restricted cash	557	900
Other assets	741	855

Total assets	$26,234	$37,851

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,615	$2,304
Accrued compensation	1,412	2,036
Accrued liabilities	1,693	2,386
Advance from subtenant	—	1,300
Deferred revenue	577	314
Current portion of capital lease obligations	1,129	977
Current portion of loans payable	412	890

Total current liabilities	6,838	10,207
Long-term portion of capital lease obligations	673	1,341
Long-term portion of loans payable	—	174
Long-term advance from subtenant	—	975
Other long-term liabilities	351	455
Redeemable convertible preferred stock	12,098	11,228
Commitments
Stockholders’ equity:
Common stock	25	21
Additional paid-in capital	102,699	93,226
Deferred compensation	(297)	(875)
Accumulated other comprehensive income	26	94
Accumulated deficit	(96,179)	(78,995)

Total stockholders’ equity	6,274	13,471

Total liabilities and stockholders’ equity	$26,234	$37,851

See accompanying notes to Condensed Financial Statements.

VIROLOGIC, INC.

CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Revenue:
Product revenue	$5,672	$4,283	$17,595	$11,922
NIH grant revenue	255	120	697	338

Total revenue	5,927	4,403	18,292	12,260
Operating costs and expenses:
Cost of product revenue	3,463	2,760	10,649	8,172
Research and development	2,469	3,106	8,286	8,750
General and administrative	2,279	2,851	7,661	8,423
Sales and marketing	3,333	2,354	9,181	7,026

Total operating costs and expenses	11,544	11,071	35,777	32,371

Operating loss	(5,617)	(6,668)	(17,485)	(20,111)
Interest income	54	223	252	980
Interest expense	(75)	(111)	(246)	(323)
Other income	52	—	295	—

Net loss	(5,586)	(6,556)	(17,184)	(19,454)
Deemed dividend to preferred stockholders	—	(2,269)	(2,860)	(2,269)
Preferred stock dividend	(249)	(103)	(715)	(103)

Net loss applicable to common stockholders	$(5,835)	$(8,928)	$(20,759)	$(21,826)

Basic and diluted net loss per common share	$(0.24)	$(0.45)	$(0.89)	$(1.09)

Weighted-average shares used in computing basic and diluted net loss per common share	24,695	20,033	23,449	19,956

See accompanying notes to Condensed Financial Statements.

VIROLOGIC, INC.

CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,

	2002	2001

OPERATING ACTIVITIES
Net loss	$(17,184)	$(19,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,852	2,311
Non-cash stock-based compensation	793	1,478
Allowance for doubtful accounts	377	248
Amortization of subtenant advance	(327)	—
Amortization of deferred gain	(68)	—
Gain on short-term investments	(51)	(187)
Changes in assets and liabilities:
Accounts receivable	446	(987)
Prepaid expenses	103	(671)
Inventory	(237)	(374)
Other current assets	(157)	142
Accounts payable	(689)	136
Accrued compensation	(624)	689
Accrued liabilities	(1,107)	(981)
Deferred revenue	263	205
Other long-term liabilities	(24)	(21)

Net cash used in operating activities	(15,634)	(17,466)
INVESTING ACTIVITIES
Purchases of short-term investments	(7,456)	(6,561)
Maturities and sales of short-term investments	12,589	10,120
Restricted cash	293	429
Capital expenditures	(1,227)	(5,122)
Lease assignment	3,213	—
Tenant improvement reimbursement	1,286	—
Advance from subtenant	—	2,600
Other assets	55	(305)

Net cash provided by investing activities	8,753	1,161
FINANCING ACTIVITIES
Principal payments on loans payable	(875)	(1,096)
Principal payments on capital lease obligations	(748)	(378)
Net proceeds from issuance of common stock	309	427
Net proceeds from issuance of preferred stock	9,841	14,918

Net cash provided by financing activities	8,527	13,871

Net increase (decrease) in cash and cash equivalents	1,646	(2,434)
Cash and cash equivalents at beginning of period	1,399	12,623

Cash and cash equivalents at end of period	$3,045	$10,189

See accompanying notes to Condensed Financial Statements.

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2002
(Unaudited)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting only of adjustments of a normal recurring nature) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002 or any other future operating periods. The condensed balance sheet as of December 31, 2001 has been derived from the audited financial statements as of that date. For further information, refer to the audited financial statements and notes thereto included elsewhere in this Proxy Statement.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

      Revenue is recognized upon completion of tests made on samples provided by customers and the shipment of test results to those customers. Services are provided to certain patients covered by various third-party payor programs, including Medicare. Billings for services under third-party payor programs are included in revenues net of an allowance for contractual discounts and an allowance for differences between the amounts billed and estimated payment amounts. We estimate these allowances based on historical payment information and current sales data. If the government and other third-party payors significantly change their reimbursement policies or the relative mix of third-party payors changes, an adjustment to the allowance may be necessary. Revenue generated from our database of resistance test results is recognized when earned under the terms of the related agreements, generally at the shipment of the requested reports. National Institutes of Health (“NIH”) grant revenue is recorded on a reimbursement basis as grant costs are incurred. Costs associated with NIH grant revenue are included in research and development expenses. Deferred revenue relates to cash received in advance of delivery of test results.

Inventory

      Inventory is stated at the lower of standard cost, which approximates actual cost, or market. Inventory consists of the following (in thousands):

	September 30,	December 31,
	2002	2001

Raw materials	$787	$663
Work in process	406	293

Total	$1,193	$956

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

Reclassification

      Certain reclassifications of prior period amounts have been made to conform with the current period presentation.

Recent Accounting Pronouncements

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The provisions SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company’s results of operations or financial position.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds SFAS 4 “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that Statement, SFAS 64 “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS 145 also rescinds SFAS 44 “Accounting for Intangible Assets of Motor Carriers”. SFAS 145 amends SFAS 13 “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 is not expected to have a material effect on the Company’s results of operations or financial position.

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” We adopted the provisions of SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not have an impact on the Company’s results of operations or financial position.

2.	COMPREHENSIVE INCOME (LOSS)

      Comprehensive income (loss) is comprised of net loss and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in equity that are excluded from net income (loss). Specifically, unrealized gains and losses on our available-for-sale securities, which are reported separately in

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

stockholders’ equity, are included in accumulated other comprehensive income (loss). Comprehensive income (loss) and its components are as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net loss	$(5,586)	$(6,556)	$(17,184)	$(19,454)
Changes in unrealized gain (loss) on securities available-for-sale, net of tax	3	37	(68)	(53)

Comprehensive loss	$(5,583)	$(6,519)	$(17,252)	$(19,507)

3.	NET LOSS PER SHARE

      Basic earnings (loss) per share is calculated based on the weighted-average number of common shares outstanding during the periods presented, less the weighted-average shares outstanding which are subject to the Company’s right of repurchase. Diluted earnings per share would give effect to the dilutive effect of common stock equivalents consisting of convertible preferred stock and stock options and warrants, calculated using the treasury stock method. Potentially dilutive securities have been excluded from the diluted earnings per share computations as they have an anti-dilutive effect due to the Company’s net loss.

      A reconciliation of shares used in the calculations is as follows (in thousands, except per share amounts):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001	2002	2001

Net loss applicable to common stockholders	$(5,835)	$(8,928)	$(20,759)	$(21,826)

Weighted-average shares of common stock outstanding	24,695	20,036	23,449	19,964
Less: weighted-average shares subject to repurchase	—	(3)	—	(8)

Weighted-average shares used in basic and diluted net loss per common share	24,695	20,033	23,449	19,956

Basic and diluted net loss per common share	$(0.24)	$(0.45)	$(0.89)	$(1.09)

4.	PREFERRED STOCK

Series B Redeemable Convertible Preferred Stock

      On March 22, 2002, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B redeemable convertible preferred stock (“Series B Preferred Stock”) with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. The transaction closed on March 25, 2002 and the Company filed a registration statement with the Securities and Exchange Commission on April 24, 2002 covering the resale of the shares of its common stock issuable upon conversion of the Series B Preferred Stock, and issuable upon exercise of the warrants issued to the holders of Series A Preferred Stock and Series B Preferred Stock in connection with the financing, as well as

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

additional shares of common stock, which in total is 8.7 million shares of common stock. The registration statement was declared effective April 29, 2002.

      The Series B Preferred Stock bears an initial 6% annual premium rate which increases to an 8% annual rate on the third payment, then increases by 2 percentage points every six months thereafter up to a maximum annual rate of 14%. This premium is paid as a cash dividend semi-annually. The holders of Series B Preferred Stock may elect to convert their shares into common stock at any time. The warrants issued in connection with the issuance of the Series B Preferred Stock are exercisable at any time following the date six months and one day from their issuance. Of the 1,005 shares issued in the financing, 995 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 43,858 shares of our common stock. The Company may, at its option, convert the Series B Preferred Stock into common stock at any time after the date 270 days following the effectiveness of the registration statement covering the Series B Preferred Stock, but only if the Company’s stock price exceeds $4.56 for 20 consecutive trading days. The Company may also, at its option, convert the Series B Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $4.56 and the aggregate gross proceeds exceed $40 million and the registration statement referenced above is effective.

      The holders are not subject to any limitations on the number of conversions of Series B Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than the greater of (i) 4.99% of the outstanding shares of our common stock, or (ii) the number of shares of our common stock beneficially owned by the holder as of immediately prior to the Series B Preferred Stock financing.

      The Company recorded a deemed dividend of $2.9 million in the first quarter of 2002 relating to the beneficial conversion feature of the Series B Preferred Stock and the additional warrants issued to the holders of the Series A Preferred Stock in connection with the Series B Preferred Stock financing. The deemed dividend increased the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and was included in stockholders’ equity as offsetting charges and credits to additional paid-in capital. This accounting result is similar to accounting implications of our issuance of Series A Preferred Stock, which resulted in us recording a deemed dividend of $2.3 million in the third quarter of 2001.

      The holders of Series B Preferred Stock have the right to require the Company to redeem all of the Series B Preferred Stock for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series B Preferred Stock are then convertible, upon certain triggering events, as defined in the Company’s Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. In addition, the Company may redeem the Series B Preferred Stock at any time after March 25, 2004. Due to the nature of the redemption features of the Series B Preferred Stock, the Company excluded the Series B Preferred Stock from equity in its financial statements, just as with the Company’s Series A Preferred Stock. The net proceeds of $2.6 million attributable to the fair value of warrants are included in additional paid-in capital.

Series A Redeemable Convertible Preferred Stock

      On June 29, 2001, the Company entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,625 shares of Series A Preferred Stock with warrants to purchase an aggregate of 3.2 million shares of common stock, for an aggregate purchase price of $16.25 million. The securities purchase agreement contemplated two closings, each for a portion of the Series A Preferred Stock and the warrants. The first closing occurred on July 2, 2001, and the Company

VIROLOGIC, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

September 30, 2002
(Unaudited)

received gross proceeds of $6.65 million. The second and final closing occurred on September 27, 2001, and the Company received gross proceeds of $9.6 million.

      The Series A Preferred Stock bears an initial 6% annual premium rate which increases to an 8% annual rate on the fourth such payment, then increases by 2 percentage points every six months up to a maximum annual rate of 14%. This premium is paid as a stock dividend semi-annually. The holders of Series A Preferred Stock may elect to convert their shares into the Company’s common stock at any time, just as they may choose to exercise their warrants at any time. Of the 1,625 shares issued in the financing, 650 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 4,031,562 shares of our common stock. The Company may, at its option, convert the Series A Preferred Stock into common stock at any time after June 21, 2002 for Series A Preferred Stock issued at the first closing and after July 9, 2002 for Series A Preferred Stock issued at the second closing, but only if its stock price exceeds $5.10 for 20 consecutive trading days. The Company may also, at its option, convert the Series A Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $5.10, the aggregate gross proceeds exceed $40 million and the registration statements referenced above are effective.

      The holders are not subject to any limitations on the number of conversions of Series A Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than 4.99% of the outstanding shares of the Company’s common stock.

      The holders of Series A Preferred Stock have the right to require us to redeem all of the Series A Preferred Stock for cash equal to the greater of (i) 115% of their original purchase price plus 115% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible, upon certain triggering events, as defined in the Company’s Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. In addition, the Company may redeem the Series A Preferred Stock at any time after June 29, 2003, for Series A Preferred Stock issued at the first closing and after September 27, 2003 for Series A Preferred Stock issued at the second closing. Due to the nature of the redemption features of the Series A Preferred Stock, the Company excluded the Series A Preferred Stock from equity in the Company’s financial statements. The net proceeds of $2.8 million attributable to the fair value of warrants are included in additional paid-in capital.

5.     LEASE ASSIGNMENT

      In June 2002, the Company assigned a lease of excess laboratory and office space and transferred ownership through the sale of related leasehold improvements and equipment to a third party. Upon execution of the lease assignment, the Company received $3.0 million in cash and recorded $2.0 million as a lease assignment receivable. The Company received $1.0 million in September 2002 and another $1.0 million is scheduled to be received in the fourth quarter of 2002. The net gain resulting from the lease assignment of $0.3 million is included in accrued liabilities and other long-term liabilities and is recognized as other income over the sublease term. In addition, the Company subleased approximately 14,000 square feet of the office space for a term of 16 months with an option to extend for an additional three months.

VIROLOGIC, INC.

UNAUDITED PRO FORMA

CONDENSED FINANCIAL STATEMENTS

VIROLOGIC, INC.

PRO FORMA CONDENSED FINANCIAL STATEMENTS

BASIS OF PRESENTATION

      The following unaudited pro forma condensed balance sheet is presented for illustrative purposes only. The unaudited pro forma condensed balance sheet, including the notes thereto, is based on and qualified in its entirety by reference to, and should be read in conjunction with, the reported audited financial statements and unaudited condensed financial statements of Virologic, Inc. (“ViroLogic” or the “Company”) and the notes thereto, which are included elsewhere in this Proxy Statement.

      The following unaudited pro forma balance sheet gives effect to the issuance by the Company of 706 shares of Series C Convertible Preferred Stock (“Series C Preferred”) and transactions that were related to the Series C Preferred financing as if such transactions had occurred on September 30, 2002. In order to make sufficient shares available to allow the Company to obtain additional financing, the Company, on November 19, 2002, repurchased all of the outstanding shares of its Series B Convertible Preferred Stock (“Series B Preferred”) in exchange for short-term convertible secured promissory notes (the “Notes”). Upon shareholder approval, the Notes will automatically convert into Series C Preferred.

      Unaudited pro forma condensed statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 have been excluded as the effects of recurring adjustments which would have been incurred relating to these transactions, consisting principally of preferred stock dividends, requires limited pro forma adjustments. Therefore, the recurring and nonrecurring charges effecting the statements of operations are discussed in the notes to the unaudited pro forma financial statements.

      The unaudited pro forma condensed balance sheet assumes the Series C Preferred financing and related transactions had occurred on September 30, 2002. The unaudited pro forma condensed balance sheet gives effect to (i) the Company’s sale of 706 shares of its Series C Preferred in a private placement completed in November 2002 for aggregate net cash proceeds of $6.3 million, (ii) the Company’s sale of 2,608,695 shares of Common Stock to Pfizer Ireland Limited for net cash proceeds of approximately $2.7 million; (iii) the Company’s repurchase of 995 shares of its Series B Preferred for Notes in November 2002, and (iv) the conversion of the Notes to Series C Preferred which will occur automatically upon the shareholders’ approval of the matters set forth in this Proxy Statement.

VIROLOGIC, INC.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

(In thousands)
September 30, 2002

		Pro Forma
	As Reported	Adjustments		Pro Forma

ASSETS
Current assets:
Cash and cash equivalents	$3,045	$6,262	(a)	$11,979
		2,672	(b)
Short-term investments	2,413	—		2,413
Accounts receivable, net of allowance for doubtful accounts of $965 and $588 in 2002 and 2001, respectively	3,739	—		3,739
Lease assignment receivable	1,000	—		1,000
Prepaid expenses	1,361	—		1,361
Inventory	1,193	—		1,193
Restricted cash	150	—		150
Other current assets	325	—		325

Total current assets	13,226	8,934		22,160
Property and equipment, net	11,710	—		11,710
Restricted cash	557	—		557
Other assets	741	—		741

Total assets	$26,234	$8,934		$35,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,615	$—		$1,615
Accrued compensation	1,412	—		1,412
Accrued liabilities	1,693	—		1,693
Convertible promissory notes	—	12,046	(c)	—
		(12,046	)(d)
Deferred revenue	577	—		577
Current portion of capital lease obligations	1,129	—		1,129
Current portion of loans payable	412	—		412

Total current liabilities	6,838	—		6,838
Long-term portion of capital lease obligations	673	—		673
Other long-term liabilities	351	—		351
Redeemable convertible preferred stock	12,098	(7,401	)(c)	4,697
Commitments
Stockholders’ equity:
Convertible preferred stock	—	—	(a)	—
		—	(d)
Common stock	25	3	(b)	28
Additional paid-in capital	102,699	6,262	(a)	119,031
		(4,645	)(c)
		12,046	(d)
		2,669	(b)
Deferred compensation	(297)	—		(297)
Accumulated other comprehensive income	26	—		26
Accumulated deficit	(96,179)	—		(96,179)

Total stockholders’ equity	6,274	16,335		22,609

Total liabilities and stockholders’ equity	$26,234	$8,934		$35,168

See accompanying notes to unaudited Pro Forma Condensed Financial Statements.

VIROLOGIC, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED BALANCE SHEET

NOTE 1 — BASIS OF PRESENTATION

      ViroLogic’s unaudited pro forma condensed balance sheet gives effect to the issuance of 706 shares of Series C Convertible Preferred Stock (“Series C Preferred”) and transactions that were related to the Series C Preferred financing as if such transactions had occurred on September 30, 2002. In order to make sufficient shares available to allow the Company to obtain additional financing, the Company, on November 19, 2002, repurchased all of the outstanding shares of its Series B Convertible Preferred Stock (“Series B Preferred”) in exchange for short-term convertible secured promissory notes (the “Notes”). Upon shareholder approval, the Notes will automatically convert into Series C Preferred.

      Unaudited pro forma condensed statements of operations for the year ended December 31, 2001 and for the nine months ended September 30, 2002 have not been presented herein as the effects of recurring adjustments, which would have been incurred relating to these transactions, require a limited number of pro forma adjustments related solely to preferred stock dividends and the related increase in net loss applicable to common stockholders as presented below. Assuming the Company completed the transaction on January 1, 2001, the effect of recurring charges for the year ended December 31, 2001 and for the nine months ended September 30, 2002 would have been to increase preferred stock dividends by approximately $1.5 million and $0.8 million, respectively. The table below illustrates the effect of the dividends for the year ended December 31, 2001 and the nine moths ended September 30, 2002:

	Year Ended	Nine Months Ended
	December 31, 2001	September 30, 2002

As Reported:
Net loss applicable to common stockholders	$(28,797)	$(20,759)

Basic and diluted net loss per common share	$(1.43)	$(0.89)

Weighted average shares used in computing basic and diluted net loss per common share	20,072	23,449
Pro Forma:
Net loss applicable to common stockholders	$(30,325)	$(21,604)

Basic and diluted net loss per common share	$(1.51)	$(0.92)

Weighted average shares used in computing basic and diluted net loss per common share	20,072	23,449

      ViroLogic expects to record non-recurring charges related to deemed dividends of approximately $8.0 million in the fourth quarter of 2002 as a result of the issuance of the Series C Preferred. The charge will include deemed dividends associated with the following:

•	the automatic adjustment of the conversion price of the Company’s Series A Convertible Preferred Stock, which was triggered as a result of the issuance of the Series C Preferred;

•	the exchange of the Series B Preferred including related warrants; and

•	the sale of the Series C Preferred together with warrants.

      The deemed dividend will increase the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share for the fourth quarter and fiscal year ending December 31, 2002 and will be included in stockholders’ equity. The deemed dividends are reflected as offsetting charges and credits to additional paid-in capital as a result of the lack of retained earnings.

VIROLOGIC, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED BALANCE SHEET (Continued)

NOTE 2 — PRO FORMA ADJUSTMENTS

      The Company’s unaudited pro forma condensed balance sheet gives effect to the following adjustments:

(a) the issuance of 706 shares of ViroLogic Series C Preferred in November 2002 for net proceeds of approximately $6.3 million,

(b) the sale of 2,608,695 shares of Common Stock to Pfizer Ireland Limited for net cash proceeds of approximately $2.7 million

(c) the repurchase by the Company of Series B Preferred for Notes in November 2002, and

(d) the conversion of the Notes to Series C Preferred upon the approval of the Company’s shareholders of the matters set forth in this Proxy Statement.

NOTE 3 — SERIES C PREFERRED

      On November 14, 2002, ViroLogic entered into a Securities Purchase with several investors (collectively, the “Purchasers”), pursuant to which ViroLogic agreed to issue and sell to the Purchasers an aggregate of 706 shares of ViroLogic’s Series C Preferred and warrants to purchase an aggregate of 4.3 million shares of ViroLogic’s common stock (the “Warrants”), for an aggregate purchase price of $7.1 million in a private placement (the “Financing”). ViroLogic received approximately $6.3 million in net proceeds.

      The Series C Preferred bears an initial 8% annual premium rate which increases to a 9% annual premium rate on June 30, 2004, then increases by 1 percentage point every quarter thereafter up to a maximum annual rate of 14%, subject to an additional increase to an annual rate of 15% under certain circumstances. This premium is paid as a cash dividend each calendar quarter. Subject to the limitations on conversions described below, the holders of Series C Preferred may elect to convert their shares into ViroLogic’s common stock at any time. Upon conversion, each share of Series C Preferred is convertible into approximately 8,300 shares of ViroLogic’s common stock or approximately 5.8 million shares if all Series C Preferred shareholders convert. Subject to the limitations on conversions described below, ViroLogic may, at its option, convert the Series C Preferred into common stock (i) at any time after the first anniversary of the issuance of the Series C Preferred, but only if fair market value of ViroLogic’s common stock price exceeds $2.42 per share for 20 consecutive trading days or (ii) with the consent of a majority of the holders of the Series C Preferred. The Warrants are exercisable beginning May 20, 2003 and expire November 19, 2007. The exercise price of the Warrants is $1.11 per share.

      Holders of Series C Preferred do not have any right to convert into shares of Common Stock, and the Company can not force conversion of the Series C Preferred into shares of Common Stock, if such conversion would result in such holder or any of its affiliates together having beneficial ownership of more than (a) 19.99% of the then outstanding shares of Common Stock, in the case of Biotech Target N.V. and its affiliates, or (b) 4.99% of the then outstanding shares of Common Stock, in the case of all other holders of Series C Preferred.

      The holders of Series C Preferred have the right to require ViroLogic to redeem all of the Series C Preferred for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid premium or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series C Preferred are then convertible, upon certain triggering events, as defined in the related agreements, provided, however, that the holders of Series C Preferred have agreed to waive their redemption rights in the event of certain triggering events which are not under the control of the Company. The Series C Preferred is non-voting, except with respect to certain extraordinary transactions as set forth in the related agreements. In addition, until November 19, 2004, in the event that ViroLogic proposes to issue any equity

VIROLOGIC, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED BALANCE SHEET (Continued)

securities or debt which is convertible into equity securities, each holder of Series C Preferred will have the right to purchase a certain amount of such securities or debt based upon its holdings of Series C Preferred.

NOTE 4 — EXCHANGE OF SERIES B PREFERRED STOCK; ISSUANCE OF NOTES; EXCHANGE OF WARRANTS

      On November 14, 2002, ViroLogic entered into an Exchange Agreement with all of the holders of its Series B Preferred (the “Series B Holders”) in order to secure their consent to the Financing and the resulting impact on the Series B Preferred and to increase the number of shares of ViroLogic’s common stock available for issuance upon conversion of the Series C Preferred. Pursuant to the Exchange Agreement, on November 19, 2002, ViroLogic repurchased all of the issued and outstanding Series B Preferred in exchange for convertible secured promissory notes (“Notes”). The aggregate principal amount of the Notes is approximately $12.0 million. In addition, the Notes bear an annual interest rate of 8%, have a maturity date of March 19, 2003 and are secured by substantially all of ViroLogic’s assets. Subject to the approval of the Company’s stockholders (i) the principal amount of the Notes (together with all unpaid interest) will be automatically converted into an approximately 1,200 shares of Series C Preferred, and (ii) all accrued and unpaid interest due on the principal amount of the Notes and not converted into Series C Preferred shall immediately become due and payable. In addition, following approval of the Company’s stockholders, the Series B Holders will receive warrants to purchase ViroLogic common stock in exchange for the warrants originally issued to the Series B Holders in connection with their purchase of Series B Preferred. Upon consummation of the warrant exchange, ViroLogic expects to record an additional charge related to the modification of the warrants that were originally issued in connection with the issuance of the Series B Preferred as described above.

NOTE 5 — ISSUANCE OF COMMON STOCK

      In connection with the Financing, ViroLogic also entered into a Stock Purchase Agreement (the “Pfizer Purchase Agreement”), pursuant to which ViroLogic agreed to issue and sell to Pfizer Ireland Limited (“Pfizer”), and Pfizer agreed to purchase from ViroLogic, an aggregate of 2,608,695 shares of Common Stock (the “Pfizer Transaction”). The closing occurred on November 18, 2002 and ViroLogic received approximately $2.7 million in net cash proceeds. Concurrent with the execution of the Pfizer Purchase Agreement, ViroLogic and an affiliate of Pfizer entered into a Non-Exclusive License Agreement and a Master Services Agreement for ViroLogic’s HIV drug resistance tests and services.

APPENDIX C

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

HISTORICAL FINANCIAL STATEMENTS

      The following discussion of the financial condition and results of operations should be read in conjunction with the Audited Financial Statements and Unaudited Financial Statements and the notes thereto included with this Proxy Statement, and with the discussion of subsequent events beginning on page 19 of the Proxy Statement.

          Overview

      The Company is a biotechnology company developing, marketing and selling innovative products to guide and improve treatment of viral diseases. We incorporated in the state of Delaware in 1995 and commenced commercial operations in 1999. We developed a practical way of directly measuring the impact of genetic mutations on drug resistance and using this information to guide therapy. We have proprietary technology, called PhenoSense, for testing drug resistance in viruses that cause serious viral diseases such as HIV/ AIDS, hepatitis B and hepatitis C. Our first product, PhenoSense HIV, is a test that directly and quantitatively measures resistance of a patient’s HIV to anti-viral drugs. Our second product, GeneSeq HIV examines and evaluates the genetic sequences of a patient’s HIV. Our third product, PhenoSense GT combines PhenoSense HIV and GeneSeq HIV into one test on an integrated report to provide the most comprehensive drug resistance information available to assist physicians in selecting optimal treatments for their patients. Our fourth product, PhenoScreen, provides high-throughput screening for potential clinical drug candidates for pharmaceutical customers. In addition, we perform resistance testing and research for industry, academia and government for clinical studies, drug screening/ characterization and basic research. We are also developing resistance testing products for serious viral diseases other than HIV. In addition, we are collecting resistance test results and related clinical data in a database that we use to assist our pharmaceutical customers in drug marketing and drug development. This database may be made available to physicians for use in therapy guidance in the future. Our other products, products in development and planned products, which, if completed, might be stand-alone product offerings or incorporated into our existing offerings, include: (i) PhenoSense HBV and GeneSeq HBV, for hepatitis B; (ii) PhenoSense HCV and GeneSeq HCV, for hepatitis C; (iii) an entry assay to measure HIV resistance to entry inhibitors; (iv) an entry assay to assist in the development of HIV vaccines; and (v) a test to measure viral fitness, which is a measure of a virus’ ability to reproduce and infect new cells.

          Series B Redeemable Convertible Preferred Stock

      On March 22, 2002, we entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,005 shares of Series B redeemable convertible preferred stock

(“Series B Preferred Stock”) with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. The transaction closed on March 25, 2002. In connection with this financing, we also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A redeemable convertible preferred stock (“Series A Preferred Stock”) as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. The rights, preferences and privileges of the Series B Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock filed with the Delaware Secretary of State, and are in many ways similar to the terms of the Series A Preferred Stock. The warrants are subject to the terms and conditions of the stock purchase warrants issued by us and evidencing the warrants. We filed a registration statement with the Securities and Exchange Commission on April 24, 2002 covering the resale of the shares of our common stock issuable upon conversion of the Series B Preferred Stock, and issuable upon exercise of the warrants issued to the holders of Series A Preferred Stock and Series B Preferred Stock in connection with the financing, as well as additional shares of common stock, which in total is 8.7 million shares of common stock. The registration statement was declared effective April 29, 2002. Of the 1,005 shares issued in the financing, 995 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 43,858 shares of our common stock.

      The Series B Preferred Stock bears an initial 6% annual premium rate which increases to an 8% annual rate on the third such payment, then increases by 2 percentage points every six months up to a maximum annual rate of 14%. This premium is paid as a cash dividend semi-annually. The holders of Series B Preferred Stock may elect to convert their shares into our common stock at any time. The warrants issued in connection with the issuance of the Series B Preferred Stock are exercisable at any time following the date six months and one day from their issuance. We may, at our option, convert the Series B Preferred Stock into common stock at any time after the date 270 days following the effectiveness of the statement covering the Series B Preferred Stock, but only if our stock price exceeds $4.56 for 20 consecutive trading days. We may also, at our option, convert the Series B Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $4.56, the aggregate gross proceeds exceed $40 million and the registration statement referenced above is effective.

      The holders are not subject to any limitations on the number of conversions of Series B Preferred Stock or subsequent sales of the corresponding common stock that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than the greater of (i) 4.99% of the outstanding shares of our common stock, or (ii) the number of shares of our common stock beneficially owned by the holder as of immediately prior to the Series B Preferred Stock financing.

      We recorded a deemed dividend of approximately $2.9 million in the first quarter of 2002 relating to the beneficial conversion feature of the Series B Preferred Stock and the additional warrants issued to the holders of the Series A Preferred Stock in connection with the Series B Preferred Stock financing. The deemed dividend increased the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and was included in stockholders’ equity as offsetting charges and credits to additional paid-in capital. This accounting result is similar to accounting implications of our issuance of Series A Preferred Stock, which resulted in us recording a deemed dividend of $2.3 million in the third quarter of 2001.

      The holders of Series B Preferred Stock have the right to require us to redeem all of the Series B Preferred Stock for cash equal to the greater of (i) 120% of their original purchase price plus 120% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series B Preferred Stock are then convertible, upon certain triggering events, as defined in our Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock. We may not have available funds to redeem the Series B Preferred Stock in the event such redemption is required. In addition, we may redeem the Series B Preferred Stock at any time after March 25, 2004. Due to the nature of the redemption features of the Series B Preferred Stock, we excluded the Series B Preferred Stock from equity in our financial statements, just as with our Series A Preferred Stock. The net proceeds of $2.6 million attributable to the fair value of warrants are included in additional paid-in capital. See “Subsequent Events” on page 19 of this Proxy Statement.

          Series A Redeemable Convertible Preferred Stock

      On June 29, 2001, we entered into a securities purchase agreement with several investors to issue and sell, in a private placement, an aggregate of 1,625 shares of Series A Preferred Stock with warrants to purchase an aggregate of 3.2 million shares of common stock, for an aggregate purchase price of $16.25 million. The securities purchase agreement contemplated two closings, each for a portion of the Series A Preferred Stock and the warrants. The first closing occurred on July 2, 2001, and we received gross proceeds of $6.65 million. The second and final closing occurred on September 27, 2001, and we received gross proceeds of $9.6 million. The rights, preferences and privileges of the Series A Preferred Stock are set forth in the Certificate of Designations, Preferences and Rights filed with the Delaware Secretary of State. The warrants are subject to the terms and conditions of the stock purchase warrant issued by us and evidencing the warrants. We filed registration statements with the Securities and Exchange Commission, following each closing covering the resale of the shares of our common stock issuable upon conversion of the Series A Preferred Stock, issuable upon exercise of the warrants and that may become issuable pursuant to the respective rights, preferences and privileges of the Series A Preferred Stock and warrants. The registration statement for the first closing was effective September 24, 2001 and the registration statement for the second closing, which superceded the registration statement for the first closing and covers the Series A Preferred Stock and warrants issued in each closing, was effective October 12, 2001. Of the 1,625 shares issued in the financing, 650 shares remain outstanding as of November 14, 2002, and the others were converted into an aggregate of 4,031,562 shares of our common stock.

      The Series A Preferred Stock bears an initial 6% annual dividend rate which increases to an 8% annual rate on the fourth such payment, then increases by 2 percentage points every six months up to a maximum annual rate of 14%. This premium is paid as a stock dividend semi-annually. The holders of Series A Preferred Stock may elect to convert their shares into our common stock at any time, just as they may choose to exercise their warrants at any time. We may, at our option, convert the Series A Preferred Stock into common stock at any time after June 21, 2002 for Series A Preferred Stock issued at the first closing and after July 9, 2002 for Series A Preferred Stock issued at the second closing, but only if our stock price exceeds $5.10 for 20 consecutive trading days. We may also, at our option, convert the Series A Preferred Stock into common stock upon a sale of common stock in a firm commitment underwritten offering to the public if the public offering price exceeds $5.10, the aggregate gross proceeds exceed $40 million and the registration statements referenced above are effective.

      The holders are not subject to any limitations on the number of conversions of Series A Preferred Stock or subsequent sales of the corresponding common stock, that they can effect, other than a prohibition on any holder acquiring beneficial ownership of more than 4.99% of the outstanding shares of our common stock.

      We recorded a deemed dividend of $2.3 million in the third quarter of 2001, relating to the beneficial conversion feature of the Series A Preferred Stock. The deemed dividend increases the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share and is included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      The holders of Series A Preferred Stock have the right to require us to redeem all of the Series A Preferred Stock for cash equal to the greater of (i) 115% of their original purchase price plus 115% of any accrued and unpaid dividend or (ii) the aggregate fair market value of the shares of common stock into which such shares of Series A Preferred Stock are then convertible, upon certain triggering events, as defined in our Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock. We may not have available funds to redeem the Series A Preferred Stock in the event such redemption is required. In addition, we may redeem the Series A Preferred Stock at any time after June 29, 2003, for Series A Preferred Stock issued at the first closing and after September 27, 2003 for Series A Preferred Stock issued at the second closing. Due to the nature of the redemption features of the Series A Preferred Stock, we excluded the Series A Preferred Stock from equity in our financial statements. The net proceeds of $2.8 million attributable to the fair value of warrants are included in additional paid-in capital.

          Public Offering

      On May 1, 2000, we completed our initial public offering and sold 5,000,000 shares of Common Stock at $7.00 per share. Total gross proceeds to ViroLogic were approximately $35.0 million. See “Stockholders’ Equity and Redeemable Convertible Preferred Stock” note to the financial statements for further discussion.

          Reverse Stock Split

      On February 21, 2000, our board of directors approved a one for two reverse split of common stock which became effective on April 17, 2000. The accompanying financial statements have been adjusted retroactively to reflect the reverse split. The conversion ratios of the respective series of convertible preferred stock were automatically adjusted to reflect the reverse split.

          Summary of Critical Accounting Policies

      The preparation of our financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Actual results could differ materially from those estimates. See Note 1 to the financial statements for further discussion. Items in our financial statements requiring significant estimates and judgments are as follows:

Revenue Recognition

      Revenue is recognized upon completion of tests made on samples provided by customers and the shipment of test results to those customers. Services are provided to certain patients covered by various third-party payor programs, including Medicare. Billings for services under third-party payor programs are included in revenues net of an allowance for contractual discounts and an allowance for differences between the amounts billed and estimated payment amounts. We estimate these allowances based on historical payment information and current sales data. If the government and other third-party payors significantly change their reimbursement policies or the relative mix of third-party payors changes, an adjustment to the allowance may be necessary. Revenue generated from our database of resistance test results is recognized when earned under the terms of the related agreements, generally at the shipment of the requested reports. National Institutes of Health (“NIH”) grant revenue is recorded on a reimbursement basis as grant costs are incurred. Costs associated with NIH grant revenue are included in research and development expenses. Deferred revenue relates to cash received in advance of delivery of test results.

Billing

      Our net accounts receivable balance is determined after deductions for contractual adjustments and an allowance for doubtful accounts, which primarily is based on the aging of the accounts and historical collection experience.

Deferred Tax Assets

      We record a valuation allowance to reduce our deferred tax assets to the amount that we believe is more likely than not to be realized. Due to our lack of earnings history, the net deferred tax assets at December 31, 2001 have been fully offset by a valuation allowance.

Deemed Dividends

      We estimate a beneficial conversion feature for our convertible preferred stock in accordance with Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features” and No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments” based on the difference between the estimated conversion price and common stock fair market value at the date of issuance. We record the beneficial conversion feature as a deemed dividend on the Statement of

Operations, resulting in an increase to the loss applicable to common stockholders in the calculation of basic and diluted net loss per common share.

Stock Based Compensation

      We account for employee stock option grants using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 (“APB 25”), which does not require the recognition of compensation expense for options granted to employees with exercise prices equal to the fair value of the common stock at the date of grant. Deferred compensation, if recorded, is amortized using the graded vesting method. Statement of Financial Accounting Standards Board Statement No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) requires the disclosure of pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock options under the fair value method. See “Stockholders’ Equity and Redeemable Convertible Preferred Stock” note to the financial statements for further discussion.

      The Company accounts for stock option grants to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services,” which requires the options subject to vesting to be periodically re-valued and expensed over their vesting periods.

          Results of Operations

      Our results of operations have fluctuated from period to period and may continue to fluctuate in the future. Results of operations for any period may be unrelated to results of operations for any other period. In addition, historical results should not be viewed as indicative of future operating results. We are subject to risks common to companies in our industry. These risks and uncertainties include, but are not limited to, whether PhenoSense testing will achieve market acceptance, whether payors will authorize reimbursement for our products, whether we will be able to expand our sales and marketing capabilities, whether the FDA or any other agency will decide to further regulate our products or services, whether we encounter problems or delays in automating our process, whether we successfully introduce new products using our PhenoSense technology, including entry, fitness and vaccine assays, whether intellectual property underlying our PhenoSense technology is adequate, whether we are able to build brand loyalty and whether ViroLogic will be able to raise sufficient capital.

Three and Nine Months Ended September 30, 2002 and 2001

      Revenue. Revenue was $5.9 million and $18.3 million for the three and nine months ended September 30, 2002, compared to $4.4 million and $12.3 million for the corresponding periods in 2001. The increase was primarily attributable to greater sales of PhenoSense HIV, GeneSeq HIV and PhenoSense GT. In addition, we received NIH research grant funds to develop new technologies to measure HIV resistance to entry inhibitors and viral replication capacity or “fitness.” We believe increased demand for existing products and new product launches will be the primary factors contributing to an increased level of sales in 2002 as compared to 2001.

      Cost of Product Revenue. Cost of product revenue was $3.5 million and $10.6 million for the three and nine months ended September 30, 2002, compared to $2.8 million and $8.2 million for the corresponding periods in 2001. The increase was due to the higher volume of testing and continued expansion of our clinical laboratory activities. Included in these costs are materials, supplies, labor and overhead related to the tests. Gross margins increased to 39% for the three and nine months ended September 30, 2002, compared to 36% and 31% for the corresponding periods in 2001. The increase is primarily due to improved operational efficiency and economies of scale. We anticipate that the total cost of product revenue will increase as we increase the volume of our testing, partially offset by the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future cost of product revenue to increase but at a lower growth rate than the anticipated revenue growth rate.

      Research and Development. Research and development expenses were $2.5 million and $8.3 million for the three and nine months ended September 30, 2002, compared to $3.1 million and $8.8 million for the corresponding periods in 2001. The decrease was primarily the result of a reduction in clinical research activity. Costs associated with NIH grant revenue is included in research and development expenses. In the fourth quarter of 2002, we expect research and development spending to decrease due to the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future research and development expenses to trend with the level of NIH grants and other research and development cost reimbursement arrangements under contract.

      Below is a summary of products and products in development. The information in the column labeled “Estimated Completion” contains forward-looking statements regarding completion of products in development. The actual timing of completion of those products could differ materially from the estimates provided in the table.

      The following summarizes our products and products in development:

Estimated Completion

PhenoSense HIV, a phenotypic HIV test
Pharmaceutical and patient testing	Completed
GeneSeq HIV, a genotypic HIV test
Pharmaceutical and patient testing	Completed
PhenoSense GT, a combination phenotype/genotype HIV test
Patient testing	Completed
PhenoScreen, a high-throughput screening assay
Pharmaceutical testing	Completed
Replication Capacity HIV, a measurement of fitness(1)
Pharmaceutical testing	Completed
Patient testing	Completed
Entry Assay HIV, an entry inhibitor assay(2)
Pharmaceutical testing	Completed
Patient testing(3)	2003
Vaccine Entry HIV, an entry neutralization assay
Pharmaceutical testing	Completed
PhenoSense HBV, a phenotypic hepatitis B test
Pharmaceutical testing	2004
Patient testing(3)	2004
GeneSeq HBV, a genotypic hepatitis B test
Pharmaceutical testing	Completed
Patient testing(3)	2004
PhenoSense HCV, a phenotypic hepatitis C test
Pharmaceutical testing	2003
Patient testing(3)	2005

(1)	Currently offered free of charge on Phenotypic reports, in the future may be offered as a stand-alone product.

(2)	This test may be incorporated into one of our existing products or possibly offered as a stand-alone product.

(3)	This test is expected to be offered after pharmaceutical drugs are available for patient use.

      General and Administrative. General and administrative expenses were $2.3 million and $7.7 million for the three and nine months ended September 30, 2002, compared to $2.9 million and $8.4 million for the corresponding periods in 2001. The decrease was primarily due to a reduction in noncash compensation expenses related to granting stock and options prior to our initial public offering. In the fourth quarter of 2002, general and administrative expenses will decrease due to the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future general and administrative expenses to increase, but at a substantially lower growth rate than the anticipated revenue growth rate due to continued leveraging of existing infrastructure.

      Sales and Marketing. Sales and marketing expenses were $3.3 million and $9.2 million for the three and nine months ended September 30, 2002, compared to $2.4 million and $7.0 million for the corresponding periods in 2001. This increase was primarily attributable to the expansion of our sales force and increased marketing programs related to the commercialization of our existing and new products, including PhenoSense GT. In the fourth quarter of 2002, we expect sales and marketing expenses to decrease due to the anticipated benefits of our continued focus on implementing cost reduction measures. We expect future sales and marketing expenses to increase, but at a lower growth rate than the anticipated revenue growth rate.

      Interest Income. Interest income was $54,000 and $252,000 for the three and nine months ended September 30, 2002, compared to $223,000 and $980,000 for the corresponding periods in 2001. This decrease was primarily due to lower average cash balances resulting from expenditures made to support growth in company operations and lower interest rates.

      Interest Expense. Interest expense was $75,000 and $246,000 for the three and nine months ended September 30, 2002, compared to $111,000 and $323,000 for the corresponding periods in 2001. This decrease was due to the payoff of several equipment loans which ended.

      Other Income. Other income was $52,000 and $295,000 for the three and nine months ended September 30, 2002, representing residual income from our subleases. For further discussion, see Liquidity and Capital Resources below.

      Deemed Dividend. In the first quarter of 2002, we sold 1,005 shares of Series B Preferred Stock with warrants to purchase an aggregate of 2.2 million shares of common stock, for an aggregate purchase price of $10.05 million. In connection with this financing, the Company also had to grant warrants to purchase an aggregate of 637,261 shares of common stock to holders of Series A Preferred Stock as a payment in order to secure their consent and waiver concerning the financing and the resulting impact on the Series A Preferred Stock. We determined that the issuance of the Series B Preferred Stock resulted in a beneficial conversion feature of approximately $2.9 million in the first quarter of 2002. We recorded a similar deemed dividend of $2.3 million, in the third quarter of 2001, relating to the beneficial conversion feature of the Series A Preferred Stock. The beneficial conversion features were calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features” and Emerging Issues Task Force Consensus No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” The beneficial conversion features were reflected as deemed dividends in the Statement of Operations of $2.9 million and $2.3 million in the first quarter of 2002 and third quarter of 2001, respectively, and are included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      Preferred Stock Dividend. The Series A Preferred Stock and Series B Preferred Stock issued in 2001 and 2002, respectively, bear an initial 6% annual dividend rate, payable twice a year as a dividend, which increases to an 8% annual rate on the fourth such payment for the Series A Preferred Stock, and third such payment for the Series B Preferred Stock, and then increases by 2 percentage points every six months thereafter up to a maximum annual rate of 14%. The Series A Preferred Stock dividend is payable in shares of common stock and the Series B Preferred Stock dividend is payable in cash. In the Statement of Operations relating to Series A and Series B Preferred Stock, we recorded dividends of $249,000 and $715,000 for the three and nine months ended September 30, 2002, compared to $103,000 for the corresponding periods in 2001.

Year Ended December 31, 2001 Compared to Years Ended December 31, 2000 and 1999.

      Revenue. Revenue was $18.3 million, $7.5 million and $1.1 million in 2001, 2000 and 1999, respectively. The increase of $10.8 million in 2001 as compared to 2000 was primarily attributable to greater sales of PhenoSense HIV, GeneSeq HIV and the introduction of PhenoSense GT in the fourth quarter of 2001. In addition, in 2001, we were awarded NIH research grants to develop new technologies to measure HIV resistance to entry inhibitors and viral replication capacity or “fitness.” The increase of $6.4 million in 2000 as compared to 1999 was primarily attributable to a full year of sales in 2000 of PhenoSense HIV, which was launched commercially in November 1999.

      Cost of product revenue. Cost of product revenue was $11.8 million, $5.5 million and $0.6 million in 2001, 2000 and 1999, respectively. The increases of $6.4 million in 2001 as compared to 2000 and $4.8 million in 2000 as compared to 1999, were due to the higher volume of testing and continued expansion of our clinical laboratory activities. Included in these costs are materials, supplies, labor and overhead related to the tests. In addition, the increase in 2000 was partially due to the relocation of the clinical reference laboratory into a new, larger facility and implementation of a new laboratory information system. Gross margins increased to 34% in 2001 from 27% in 2000 primarily due to improved operational efficiency and economies of scale. Gross margin in 1999 was not meaningful as PhenoSense HIV was launched in November 1999.

      Research and development. Research and development costs were $11.7 million, $10.1 million and $9.6 million in 2001, 2000 and 1999, respectively. The increase of $1.6 million in 2001 as compared to 2000 was primarily related to additional research and development efforts to enhance our resistance testing products and include costs associated with NIH grant revenue. The increase of $0.5 million in 2000 as compared to 1999 was primarily related to research and development efforts to enhance our PhenoSense HIV test.

      General and administrative. General and administrative expenses were $11.4 million, $10.8 million and $6.8 million in 2001, 2000 and 1999, respectively. The increase of $0.5 million in 2001 as compared to 2000 was due to greater spending on salaries and benefits resulting from increased employee headcount and additional corporate infrastructure to support our revenue growth. The increase was partially offset by a $2.2 million reduction in non-cash compensation expenses primarily related to granting stock and options prior to our initial public offering in 2000 as discussed below. The increase of $4.0 million in 2000 as compared to 1999 was primarily due to greater spending on salaries and benefits resulting from increased headcount, implementation of a new enterprise resource planning system and a $1.8 million increase in noncash compensation expenses related to granting stock and options. The increase was partially offset by the absence of any settlement or related costs recorded in 2000 as compared with approximately $1.9 million of settlement and other costs recorded in 1999 arising from a lawsuit with a former officer and stockholder.

      Stock Based Compensation. Deferred compensation for options granted to employees is the difference between the exercise price and the deemed fair value for financial reporting purposes of our common stock on the date certain options were granted and is a component of stockholders’ equity. In 2001, all options were granted at fair value and no deferred compensation was recorded. In connection with the grant of stock options to employees, prior to our initial public offering, we recorded deferred stock compensation of approximately $1.6 million and $5.0 million in 2000 and 1999, respectively. Stock based compensation is being amortized over the vesting period for the individual options. We recorded related amortization of $1.5 million, $3.6 million and $0.5 million in 2001, 2000 and 1999, respectively.

      We determined compensation for options granted to non-employees in accordance with the Emerging Issues Task Force Consensus No. 96-18 as the fair value of the equity instruments issued. We record compensation for options granted to non-employees as the related services are rendered, and the value of the compensation may be periodically remeasured and the expense adjusted accordingly as the underlying options vest. We recorded $0.2 million of stock based compensation for non-employees in 2001 as compared to $0.3 million in 2000. The amount recorded in 1999 was minimal. The aggregate value of these options is $0.7 million, calculated based on the deemed fair value of our common stock at December 31, 2001 and will be recorded as a general and administrative expense over the period of the related services, which is generally two to four years.

      Sales and marketing. Sales and marketing expenses were $10.3 million, $5.9 million and $1.2 million in 2001, 2000 and 1999, respectively. The increase of $4.4 million in 2001 as compared to 2000 was primarily attributable to the expansion of our sales force and increased marketing programs related to the commercialization of our existing and new products, including PhenoSense GT. The increase of $4.7 million in 2000 as compared to 1999 was primarily attributable to the deployment of our sales force and increased marketing programs related to the commercialization of PhenoSense HIV.

      Interest income. Interest income was $1.1 million, $1.9 million and $0.2 million in 2001, 2000 and 1999, respectively. The decrease of $0.7 million in 2001 as compared to 2000 was primarily due to lower average cash balances resulting from expenditures made to support growth in company operations and lower interest rates. The increase of $1.6 million in 2000 as compared to 1999 was primarily due to higher average cash and securities investment balances resulting from our Series C preferred stock financing in January and February 2000 and our initial public offering in May 2000.

      Interest expense. Interest expense was $0.5 million, $0.3 million and $0.2 million in 2001, 2000 and 1999, respectively. The increases of $0.2 million in 2001 as compared to 2000 and $19,000 in 2000 as compared to 1999, were due to increased equipment financing.

      Other income. In 2001, other income was $0.1 million, representing residual income from one of our subleases. For further discussion, see Liquidity and Capital Resources below.

      Deemed dividend. In 2001, we sold 1,625 shares of Series A Preferred Stock, or 6.4 million shares of common stock as converted, and issued warrants to purchase an aggregate of 3.2 million shares of common stock at a price of $2.805 per share, for net proceeds of approximately $14.7 million. We determined that the issuance of the Series A Preferred Stock resulted in a beneficial conversion feature of approximately $2.3 million in 2001. In 2000 and 1999, we sold 8.5 million and 1.7 million shares, respectively, of Series C preferred stock for 4.2 million and 0.8 million shares, respectively, of common stock as converted. We received proceeds of approximately $15.6 million and $3.1 million in 2000 and 1999, respectively. After re-evaluating the fair value of our common stock in contemplation of our initial public offering, we determined that the issuance of the Series C preferred stock resulted in a beneficial conversion feature of approximately $15.7 million and $3.1 million in 2000 and 1999, respectively. The beneficial conversion features were calculated in accordance with Emerging Issues Task Force Consensus No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features” and Emerging Issues Task Force Consensus No. 00-27 “Application of Issue No. 98-5 to Certain Convertible Instruments.” The beneficial conversion features were reflected as deemed dividends in the Statement of Operations of $2.3 million, $15.7 million and $3.1 million in 2001, 2000 and 1999, respectively, and are included in stockholders’ equity as offsetting charges and credits to additional paid-in capital.

      Preferred stock dividend. The Series A Preferred Stock issued in 2001 bears an initial 6% annual dividend rate, payable as a dividend, which increases to an 8% annual rate after two years, then increases by 2% every six months up to a maximum of 14%, payable twice a year in shares of common stock. In 2001, we recorded this dividend of $0.3 million in the Statement of Operations.

     Recently Issued Accounting Standards

      In June 2002, the FASB issued Statement of Financial Accounting Standards No. 146 “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized and measured initially at fair value when the liability is incurred, rather than at the date of an entity’s commitment to an exit plan. The provisions SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS 146 is not expected to have a material effect on the Company’s results of operations or financial position.

      In April 2002, the FASB issued Statement of Financial Accounting Standards No. 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS 145”). SFAS 145 rescinds SFAS 4 “Reporting Gains and Losses from Extinguishment of Debt” and an amendment of that Statement, SFAS 64 “Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements.” SFAS 145 also rescinds SFAS 44 “Accounting for Intangible Assets of Motor Carriers”. SFAS 145 amends SFAS 13 “Accounting for Leases” to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. SFAS 145 also amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS 145 are effective for financial statements issued on or after May 15, 2002. The adoption of SFAS 145 is not expected to have a material effect on the Company’s results of operations or financial position.

      In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 “Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of.” We adopted the provisions of SFAS 144 on January 1, 2002. The adoption of SFAS 144 did not have an impact on the Company’s results of operations or financial position.

     Liquidity and Capital Resources

      We expect our available cash and short-term investments of $5.5 million at September 30, 2002, funds provided by the sale of our products, grant revenue, borrowing under equipment financing arrangements and cash flows generated from a lease assignment of excess facilities will be adequate to fund our operations through December 2002, assuming revenues reach projected levels and cost containment measures are effective. In November 2002, we raised an additional $10 million in cash, including equity investments from Pfizer Inc. and a group of investors comprised of existing and new stockholders. See Subsequent Events on page 19 of this Proxy Statement for further details.

      We may be required to raise additional capital through debt or equity financings to fund working capital and operations in the future. However, we cannot guarantee that additional financing, in any form, will be available at all, or on terms acceptable to us. Our ability to raise additional capital also may be dependent upon our common stock being quoted on the Nasdaq Stock Market. In addition, the sale of equity or equity related securities likely would result in substantial additional dilution to our stockholders. In the event financing is not available in the time frame required, we will be forced to reduce our operating expenses, curtail sales and marketing activities, reschedule research and development projects or delay, scale back or eliminate some or all of our activities. Further, we might be required to sell certain of our assets or obtain funds through arrangements with third parties that require us to relinquish rights to certain of our technologies or products that we would seek to develop or commercialize ourselves. These actions, while necessary for the continuance of operations during a time of cash constraints and a shortage of working capital, could adversely affect our long-term business. If we are unable to obtain additional funding there is substantial doubt about our ability to continue as a going concern.

      We have funded our operations since inception primarily through public and private sales of common and preferred stock, equipment financing arrangements and product sales. We may choose to raise additional capital due to market conditions or strategic considerations even if we believe that we have sufficient funds for current or future operating plans.

      Net cash used in operating activities was $15.6 million and $17.5 million for the nine months ended September 30, 2002 and 2001, respectively. Cash used in operating activities primarily relates to operating losses as discussed above.

      Net cash provided by investing activities was $8.8 million and $1.2 million for the nine months ended September 30, 2002 and 2001, respectively. The increase in cash provided by investing activities resulted primarily from maturities and sales of short-term investments, a partial receipt for the lease assignment of excess facilities of $3.2 million and a tenant improvement reimbursement of $1.3 million, partially offset by purchases of short-term investments and capital expenditures. We are contractually entitled to an additional $1.0 million in the fourth quarter of 2002 relating to the lease assignment of excess facilities.

      Net cash provided by financing activities was $8.5 million and $13.9 million for the nine months ended September 30, 2002 and 2001, respectively. The net cash provided in 2002 is due primarily to the sale of Series B Preferred Stock in March 2002. The net cash provided in 2001 is due primarily to the sale of Series A Preferred Stock in the second half of 2001.

      We currently lease two buildings with approximately 65,000 square feet of laboratory and office space in South San Francisco, California. Leases on our facilities expire in the years 2004 and 2011 and provide us with options to extend the terms.

      In June 2002, we assigned a lease of excess laboratory and office space and transferred ownership through the sale of related leasehold improvements and equipment to a third party. Upon execution of the lease assignment, we received $3.0 million and recorded $2.0 million in lease assignment receivable. We received $1.0 million in September 2002 and are scheduled to receive another $1.0 million in the fourth quarter of 2002. The net gain resulting from the lease assignment of $0.3 million is included in accrued liabilities and other long-term liabilities and is recognized as other income over the sublease term. In addition, we currently sublease approximately 14,000 square feet of this office space for a term of 16 months with an option to extend for an additional three months.

      In July 2001, we sublet approximately 12,000 square feet of one of our existing facilities to a third party for a term of 18 months with an option to extend for an additional six months. The rental income generated from this sublease is expected to be $0.6 million in 2002, and is recorded as a partial offset to rental expense.

      As of September 30, 2002, our contractual obligations for the next five years and thereafter, excluding sublease rental income, are generally described as follows:

	Payments Due By Period

	Less Than			After
Contractual Obligations	1 Year	1-3 Years	3-5 Years	5 Years	Total

	(In thousands)
Operating leases	$2,802	$5,338	$4,908	$8,838	$21,886
Equipment loans	425	—	—	—	425
Capital leases	1,269	708	—	—	1,977
Materials and service contracts	930	—	—	—	930

Total contractual obligations	$5,426	$6,046	$4,908	$8,838	$25,218

      The Series B Preferred Stock bears an initial 6% annual dividend rate, payable semi-annually in cash, which increases to an 8% annual rate after 18 months, then increases by 2% every six months up to a maximum of 14%. If the currently outstanding 995 shares of our Series B Preferred Stock were to remain outstanding, we would be obligated to pay cash dividends of $0.6 million per year at the initial 6% rate increasing to a maximum of $1.4 million per year at the rate of 14%.

      The contractual obligations discussed above are fixed costs. Included in operating leases is a lease assignment to a third party executed in June 2002 since we are contractually obligated in the event of their default. If we are unable to generate sufficient cash from operations to meet these contractual obligations, we may have to raise additional funds. These funds may not be available on favorable terms or at all.

VIROLOGIC, INC.

Proxy solicited by the Board of Directors for the
Special Meeting of Stockholders to be held on           , 2003.

The undersigned hereby appoints William D. Young, Karen J. Wilson and Kathy Hibbs, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of ViroLogic, Inc. (the “Company”) which the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Company’s offices located at 345 Oyster Point Boulevard, South San Francisco, California 94080, on          , 2003, at       :     a.m. local time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be dated and signed on the other side.)

SEE REVERSE SIDE

☒	Please mark your votes as in this example

Please vote, date and promptly return this proxy in
the enclosed return envelope which is postage
prepaid if mailed in the United States.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

	FOR	AGAINST	ABSTAIN
PROPOSAL 1: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s Common Stock from 60,000,000 shares to 100,000,000 shares	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 2: To ratify and approve the terms of the Company’s Series C Preferred Stock financing as described in the Proxy Statement, including, without limitation, the conversion of certain secured convertible promissory notes issued by the Company into an aggregate of 1,204.6 shares of the Company’s Series C Convertible Preferred Stock and the issuance of warrants to purchase an aggregate of 4,979,747 shares of the Company’s Common Stock in exchange for currently outstanding warrants to purchase an aggregate of 2,203,953 shares of the Company’s Common Stock	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 3: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to amend the Certificate of Designations, Rights and Preferences for the Series C Convertible Preferred Stock to (i) provide that any premium payments due thereunder may be paid in either cash or shares of Common Stock at the option of the Company, and (ii) include anti-dilution provisions substantially similar to those applicable with respect to the Company’s Series A Convertible Preferred Stock	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 4: To conduct any other business properly brought before the meeting	☐	☐	☐

SIGNATURE(S)	DATED

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.